Exhibit 10.3

Execution Version

SUPER SENIOR CREDIT

AGREEMENT

dated as of

March 6, 2020

among

CPI CARD GROUP INC.

 as Holdings,

CPI ACQUISITION, INC.,

 as the Borrower,

The Lenders from time to time party hereto,

and

GUGGENHEIM CREDIT SERVICES, LLC,

 as Administrative Agent and

Collateral Agent

i

SCHEDULES:

Schedule 1.01(a)	—	[Reserved]
Schedule 2.01	—	Commitments
Schedule 3.12	—	Subsidiaries
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(e)	—	Existing Investments
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.09	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A		Form of Assignment and Assumption
Exhibit B		Form of Guarantee Agreement
Exhibit C		[Reserved]
Exhibit D		[Reserved]
Exhibit E		Form of Collateral Agreement
Exhibit F		Form of Borrowing Request
Exhibit G		[Reserved]
Exhibit H		[Reserved]
Exhibit I		[Reserved]
Exhibit J		Form of Interest Election Request
Exhibit K		[Reserved]
Exhibit L		[Reserved]
Exhibit M		Form of Solvency Certificate
Exhibit N		Form of Intercompany Note
Exhibit O		[Reserved]
Exhibit P		[Reserved]
Exhibit Q		[Reserved]
Exhibit R		[Reserved]
Exhibit S		[Reserved]
Exhibit T		[Reserved]
Exhibit U		[Reserved]
Exhibit V		[Reserved]
Exhibit W-1		Form of United States Tax Compliance Certificate 1
Exhibit W-2		Form of United States Tax Compliance Certificate 2
Exhibit W-3		Form of United States Tax Compliance Certificate 3
Exhibit W-4		Form of United States Tax Compliance Certificate 4

v

SUPER SENIOR CREDIT AGREEMENT dated as of March 6, 2020 (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), among CPI Card Group Inc., a Delaware corporation (“Holdings”), CPI Acquisition, Inc., a Delaware corporation (the “Borrower”), the Lenders party hereto, and Guggenheim Credit Services, LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the several financial institutions from time to time party to this Agreement that extend Term Loans to the Borrower (collectively, the “Lenders” and individually each a “Lender”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties under the Security Documents.

WHEREAS, the Borrower has requested that, immediately upon (or contemporaneously with) the satisfaction in full of the applicable conditions precedent set forth in Section 4.01 below, the Lenders extend credit to the Borrower in the form of super senior term loans denominated in U.S. Dollars in an aggregate principal amount of $30,000,000 to be borrowed on the Closing Date; and

WHEREAS, the Lenders have indicated their willingness to extend such credit on the terms and subject to the conditions set forth herein;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Borrowing of Term Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.0%) equal to (i) the Eurodollar Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; provided that, notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 1.00% per annum and no greater than 3.0% per annum.

“Administrative Agent” has the meaning given to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Funds” means any Affiliated Lender (other than a natural Person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in,

making, purchasing, holding, or otherwise investing in commercial loans, bonds, and similar extensions of credit or securities in the ordinary course for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Holdings, the Borrower or the Restricted Subsidiaries has the right to make any investment decisions and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Affiliated Lender” means, at any time, any Person that (x) is the Sponsor or an Affiliate of Sponsor, (y) is Holdings, the Borrower or any of their respective Subsidiaries or (z) constitutes an “insider” (as such term is defined in Section 101 of the Bankruptcy Code) with respect to Borrower and the other Loan Parties as of the date such Person purchases any Term Loans under this Agreement.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“All-In Yield” means as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, Eurodollar Rate or ABR floor greater than 2.00%, with respect to an ABR floor, and 1.00% with respect to a Eurodollar Rate floor, or otherwise; provided that (a) original issue discount and upfront fees (which shall be deemed to constitute like amounts of OID) shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness), (b) customary arrangement, structuring or commitment fees or other similar fees and expenses payable in connection with such Indebtedness that are not paid for the account of, or distributed to, all Lenders or holders of such new or replacement Indebtedness shall be excluded and (c) if such Indebtedness includes a Eurodollar Rate or ABR floor greater than 2.00% with respect to an ABR floor and 1.00% with respect to a Eurodollar Rate floor, such increased amount shall be equated to interest margin to the extent an increase in such interest rate floor would cause an increase in the interest rate then in effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted Eurodollar Rate determined on such date (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%. Any change in the Alternate Base Rate due to a change in the “Prime Rate”, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the “Prime Rate”, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively. Notwithstanding the foregoing, the Alternate Base Rate will be deemed to be 2.00% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 2.00% per annum.

“AML Legislation” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law, or treaties of any jurisdiction applicable to the Loan Parties or their Subsidiaries from time to time concerning or relating to terrorism financing or money laundering, including, without limitation, the Bank Secrecy Act, as amended by the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and other applicable anti-money laundering, anti-terrorist financing, and “know your client” Requirements of Law.

“Anti-Corruption Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law, or treaties of any jurisdiction applicable to the Loan Parties or their respective subsidiaries from time to time concerning or relating to bribery, money laundering, or corruption, including, without limitation, the FCPA, the U.K. Bribery Act of 2010, any applicable law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions, and any other applicable anti-corruption, anti-money laundering, or anti-bribery laws and regulations.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Agent” means (a) with respect to a Borrowing or a Loan, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent and (b) with respect to the Collateral or any Security Document, the Collateral Agent.

“Applicable Rate” means, with respect to ABR Borrowings, 7.50% per annum and, with respect to Eurodollar Borrowings, 8.50% per annum.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means, with respect to any Lender or Eligible Assignee, any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised, or managed by (a) such Lender or Eligible Assignee, (b) an Affiliate of such Lender or Eligible Assignee, or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender or Eligible Assignee.

“Asset Disposition” means a sale, lease, license, transfer, or other voluntary disposition of Property of the Borrower or any of its Restricted Subsidiaries, including a disposition of Property in connection with a Sale and Leaseback Transaction (other than a disposition of Property in connection with a Sale and Leaseback Transaction if the Property subject to such Sale and Leaseback Transaction was acquired by one or more of the Borrower and such Restricted Subsidiaries (a) with the intent to finance such acquisition through a leasing arrangement and (b) not more than 90 days prior to such disposition (or such longer period as may be agreed by the Administrative Agent in its sole discretion), and any casualty or condemnation event regarding such Property.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form (including electronic documentation generated by MarkitClear or other electronic platform) reasonably approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its subsidiaries for the fiscal years ended December 31, 2018, 2017 and 2016, and, in each case, the related consolidated statements of operations and cash flows of such Persons.

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Notice” has the meaning assigned to such term in clause (h) of the definition of “Collateral and Guarantee Requirement.”

“Borrowing” means Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 which, if in writing, shall be substantially in the form of Exhibit F.

“British Pounds Sterling” means the lawful currency of the United Kingdom.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in New York City or Toronto are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date” shall mean, as applicable, (a) the Closing Date or (b) the last Business Day of each calendar month.

“Canadian Dollars” means the lawful money of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Subsidiaries.

“Cash Management Obligations” means obligations of Holdings, the Borrower, or any Subsidiary in respect of any overdraft, custom bonds, payment systems, and related liabilities arising from treasury, depository, and cash management services or any automated clearing house transfers of funds.

“Cash Restructuring Add-Back” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards or in respect of any equipment, fixed assets, or real property (including any improvements thereon) to replace or repair such equipment, fixed assets, or real property.

“Change in Control” means (a) the Permitted Holders shall fail to own or control, directly or indirectly, through beneficial ownership or contract rights, Equity Interests representing more than 30% of the total voting power of Holdings; (b) the consummation of any transaction the result of which any combination of Permitted Holders sell or dispose of Equity Interests representing more than 25% of the total voting power of Holdings; (c) a Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but excluding any employee benefit plan of Holdings or any of its subsidiaries (or any direct or indirect parent company thereof), and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, other than the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests representing more than the greater of (x) 35% of the then outstanding total voting power of Holdings, and (y) the percentage of the then outstanding total voting power of Holdings owned, directly or indirectly, beneficially by the Permitted Holders; (d) Holdings shall fail to own direct beneficial ownership of 100% of the outstanding Equity Interests in the Borrower; (e) a “Change in Control” (as such term is defined in the First Lien Credit Agreement) shall have occurred; or (f) a “change of control” (or analogous term) shall have occurred under any “Ratio Debt”, “Permitted Refinancing” or “Permitted Refinancing Notes” (in each case under and as defined in the First Lien Credit Agreement); provided, that the distribution in kind by Sponsor of the Equity Interests in Holdings shall not constitute a Change of Control pursuant to clauses (a) or (b) of this definition.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty, or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty, or other law or in the administration, interpretation, or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline, or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans (b) any Commitment, refers to whether such Commitment is a Term Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date” means March 6, 2020.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible, or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for any Secured Obligations.

“Collateral Agent” has the meaning given to such term in the preamble to this Agreement.

“Collateral Agreement” means the Collateral Agreement, dated as of the Closing Date, in the form of Exhibit E among the Loan Parties party thereto and the Collateral Agent to secure the Secured Obligations of such Loan Parties, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Collateral and Guarantee Requirement” means, at any time, subject in each case, to Section 5.14, the requirement that:

(a)        On or prior to the Closing Date, the Administrative Agent shall have received (i) from Holdings, the Borrower, and each Subsidiary (other than an Excluded Tax Subsidiary) existing on the Closing Date, a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such Person, and (ii) from Holdings and each Subsidiary (other than an Excluded Tax Subsidiary) existing on the Closing Date, a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person;

(b)        On or prior to the Closing Date, the Collateral Agent shall have received (i) a pledge of all the issued and outstanding Equity Interests of (A) the Borrower and (B) each Wholly Owned Subsidiary owned directly by Holdings, the Borrower, or any Subsidiary (it being understood that  no Equity Interests of any Excluded Tax Subsidiary owned by any Excluded Tax

Subsidiary shall, in each case, be pledged to secure the Secured Obligations of the Borrower or any Guarantee thereof), and (ii) in the case of certificated Equity Interests required to be pledged pursuant to clause (i) above, all certificates or other instruments (if any) representing such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)        if any Indebtedness for borrowed money (including in respect of cash management arrangements) of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $5,000,000 is owing by such obligors to one or more Loan Parties, such Indebtedness shall be evidenced by a promissory note on terms at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit N, that shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent) and the Collateral Agent shall have received such intercompany note, together with note powers or other undated instruments of transfer with respect thereto endorsed in blank;

(d)        in the case of any Person that becomes a Subsidiary after the Closing Date and is not an Excluded Immaterial Subsidiary or an Excluded Tax Subsidiary, the Administrative Agent and the Collateral Agent shall have received within the time periods set forth in Section 5.11 a supplement to (A) the Guarantee Agreement and (B) the Collateral Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Subsidiary;

(e)        [Reserved];

(f)        after the Closing Date, (i) all the outstanding Equity Interests (A) issued or owned by any Person that becomes a Loan Party after the Closing Date and (B) all the Equity Interests that are acquired by a Loan Party after the Closing Date, in each case, to the extent not constituting Excluded Assets, shall have been pledged pursuant to the applicable Security Document; provided, that no Equity Interests of any Excluded Tax Subsidiary owned by any Excluded Tax Subsidiary, in each case, shall be pledged to secure the Secured Obligations of the Borrower or any Guarantee thereof and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g)        except as otherwise contemplated by any Security Document, all documents and instruments, including UCC financing statements and other similar statements or forms used in other relevant jurisdictions and IP security agreements, required by law, or reasonably requested by the Collateral Agent to be filed, registered, or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording on the Closing Date or, with respect to Collateral acquired after the Closing Date, as required pursuant to Section 5.03,  5.11 or 5.12;

(h)        with respect to any fee-owned (but not leased or ground leased) Material Real Property, the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged

Property, (ii) a policy or policies of title insurance in an amount equal to the then fair market value of such Mortgaged Property and fixtures, in form and substance acceptable to the Collateral Agent, issued by a nationally recognized title insurance company in favor of the Collateral Agent and insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens (except as expressly permitted by Sections 6.02(ii) - (viii),  (xi) - (xix),  (xxiii), and (xxiv)), together with such endorsements as the Collateral Agent may reasonably request, (iii) with respect to Material Real Property located in the United States, no later than three Business Days prior to the date on which a Mortgage is executed and delivered, in order to comply with the Flood Laws, the following documents: (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Collateral Agent (any of the foregoing being “Evidence of Flood Insurance”), (iv) such legal opinions as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, in each case, in form and substance reasonably satisfactory to the Collateral Agent, (v) to the extent requested by the Collateral Agent, a survey of such Mortgaged Property in compliance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys reasonably satisfactory to the Collateral Agent, and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer, and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions, or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Restricted Subsidiary, if, and for so long as the Collateral Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of material withholding or other taxes) shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (c) in no event shall control agreements or other control or similar arrangements be required with respect to any Excluded Account, (d) in no event shall the Collateral of any Loan Party include any Excluded Assets of such Loan Party, (e) neither the Borrower nor any Subsidiary will be required to take any action to perfect any security interest in any of its owned Intellectual Property in any jurisdictions other than the United States and any other jurisdiction in which any Loan Party is organized, (f) in no event shall any Excluded Tax Subsidiary Guarantee the Obligations of the Borrower, (g) in no event shall (A) any Excluded Tax Subsidiary be required to pledge assets as Collateral under any Loan Document and (B) any Equity Interests of an Excluded Tax Subsidiary be pledged as Collateral under any Loan Document, except that 100% of the voting Equity Interests of any “first tier” Excluded Tax Subsidiary owned by a Domestic Subsidiary may be pledged to secure the Secured Obligations of the Borrower or any Guarantee thereof, and (h) no foreign law guaranties, pledge agreements, or charge agreements shall be required with respect to Holdings or the Borrower (so long as Holdings or the Borrower, respectively, is incorporated, organized, or otherwise formed under the laws of the United States, any state thereof, or the District of Columbia), any Domestic Subsidiary, or any Excluded Tax Subsidiary. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions, or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means with respect to any Lender, its Term Commitment of any Class.

“Commitment Letter” means that certain Commitment Letter, dated as of November 5, 2019, by and among Holdings, the Borrower, the Administrative Agent, and the Lenders party thereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Competitors” shall mean, from time to time, any Person, together with its Affiliates, that is engaged in the production and sale of financial payment cards and gift cards and services, packaging and production equipment with respect to such items, other than any bona fide debt fund or any such Person or its Affiliates that is generally in the business of investing in debt securities or syndicated loans.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any period, Consolidated Net Income of Holdings, Borrower, and its Restricted Subsidiaries for such period:

(1)        increased by (without duplication) the following amounts which have been deducted (and not added back) in computing Consolidated Net Income:

(a)        provision for taxes of Holdings, Borrower, and its Restricted Subsidiaries, including, without limitation, foreign, federal, state, local, franchise, excise, and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations, and including pursuant to any tax sharing arrangements) paid or accrued during such period; plus

(b)        Consolidated Interest Expense and Charges for such period (including (x) net losses on obligations under Hedging Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense and Charges), together with items excluded from the definition of “Consolidated Interest Expense and Charges” pursuant to clause (1) of the definition thereof, and, in each such case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)        Consolidated Depreciation and Amortization Expense for such period; plus

(d)        any fees, expenses, or charges (other than depreciation or amortization expense) related to any equity offering, Permitted Investment, disposition, recapitalization, or the incurrence or repayment of Indebtedness in each case permitted under the Loan Documents (whether or not successful), including (i) such fees, expenses, or charges related to the Transactions and (ii) any fees, costs (including call premiums), commissions, expenses, and other charges related to any amendment or other modification of any Indebtedness permitted under the Loan Documents; plus

(e)        the amount of any non-cash restructuring charge, accrual, or reserve, including any non-cash restructuring costs incurred in connection with acquisitions after the Closing Date and non-cash costs related to the closure and/or consolidation of facilities; provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(f)        the amount of any cash restructuring charge, accrual, or reserve, including any cash restructuring costs incurred in connection with acquisitions after the Closing Date, cash costs related to the implementation of cost savings initiatives and operating expense reductions, closure and/or consolidation of facilities and plants, opening and pre-opening expenses, business optimization and other integration and transition charges (including inventory optimization programs, software development costs, costs relating to curtailments, costs related to entry into new markets, strategic initiatives and contracts, consulting fees, expansion and relocation expenses, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and startup costs), and severance and relocation, signing, retention and executive recruiting costs; provided that the aggregate amount of all charges, accruals or reserves for any measurement period under this clause (f) (the “Cash Restructuring Add-Back”), shall not exceed 25% of Consolidated EBITDA before giving effect to the Cash Restructuring Add-Back; plus

(g)        any other non-cash charges, including any write-offs or write- downs, for such period; provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(h)        the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Non-Wholly Owned Subsidiary deducted; plus

(i)         the amount of any management, monitoring, consulting, transaction and advisory fees, and related expenses paid in such period to the extent otherwise permitted under Section 6.08;  plus

(j)        any costs or expense incurred pursuant to any management equity plan or stock option plan (including without limitation any phantom equity plan) or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Qualified Equity Interests of the Borrower; and

(2)        decreased by (without duplication) the following amounts which have been included in computing Consolidated Net Income: (a) non-cash income or gains for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (b) the minority interest income consisting of Subsidiary losses attributable to minority equity interests of third parties in any Non-Wholly Owned Subsidiary to the extent such minority interest income has not been received in cash by the Borrower or its Restricted Subsidiaries.

For purposes of computing Consolidated EBITDA for any fiscal period during which a permitted Disposition of a Subsidiary, division, product line, and/or business is consummated, there shall be excluded from Consolidated EBITDA (without duplication) as if such permitted Disposition had been consummated as of the first day of such period, the Disposed EBITDA of any Person, property, business, or asset sold, transferred, or otherwise disposed of, or closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such period (each such Person, division, product line, and/or business so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, conversion or disposition) determined on a Pro Forma Basis.

“Consolidated First Lien Secured Indebtedness” means, as of any date of determination, the total amount of the Secured Obligations, the First Lien Obligations and all other Consolidated Net Debt outstanding on such date that is secured by Liens (other than Liens expressly permitted by Sections 6.02(ii),  (vi),  (viii)(B),  (xii),  (xvi),  (xvii), (xix), and (xxiii)) on any asset of Holdings, the Borrower or any Restricted Subsidiaries that are not subordinated to the Lien securing any Secured Obligations on terms reasonably satisfactory to the Administrative Agent and the Borrower.

“Consolidated Interest Expense and Charges” means, with respect to any Person for any period, the sum, without duplication, of (1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, and (e) net payments, if any, pursuant to obligations under interest rate Hedging Agreements with respect to Indebtedness, and excluding (v) accretion or accrual of discounted liabilities not constituting Indebtedness, (w) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees, and expenses, and (y) any expensing of bridge, commitment, and other financing fees; plus consolidated capitalized interest of such Person and its Restricted Subsidiary for such period (whether paid or accrued)); less interest income of such Person and its Restricted Subsidiaries for such period; plus (2) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of any Disqualified Equity Interest, refunding capital stock or any preferred stock of the Borrower or a Restricted Subsidiary during such period; provided that for purposes of this definition, interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Debt” means, as of any date of determination, (a) the U.S. Dollar Equivalent of the aggregate amount of Indebtedness of Holdings, the Borrower, and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with

GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any Permitted Investment) consisting only of Indebtedness for borrowed money, unreimbursed obligations under letters of credit, obligations in respect of Capitalized Leases, and debt obligations evidenced by promissory notes or similar instruments, minus (b) U.S. Dollar Equivalent of the aggregate amount of cash and Permitted Investments of Holdings, the Borrower, and the Restricted Subsidiaries (in each case, free and clear of all Liens, other than Liens permitted pursuant to Section 6.02), excluding cash and Permitted Investments which are listed as “restricted” on the consolidated balance sheet of Holdings, the Borrower, and the Restricted Subsidiaries as of such date.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a)        any after-tax effect of extraordinary, non-recurring, or unusual gains or losses (less all fees and expenses relating thereto) or expenses shall be excluded,

(b)        the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c)        any after-tax effect of income or loss from disposed, abandoned, or discontinued operations and any net after-tax gains or losses on disposed, abandoned, transferred, closed, or discontinued operations shall be excluded,

(d)        any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments, other than in the Ordinary Course of Business, as determined in good faith by the Borrower, shall be excluded,

(e)        the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is the Borrower or a Restricted Subsidiary in respect of such period,

(f)        effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the property, equipment, leases, inventory, software, goodwill, and other intangible assets, in-process research and development, deferred revenue, deferred trade incentives, and other lease-related items, advanced billings, and debt line items (including deferred costs and deferred rent related thereto)) resulting from the application of purchase or recapitalization accounting or, if applicable, acquisition method accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(g)        any after-tax effect of income or loss from the early extinguishment of Indebtedness or obligations under Hedging Agreements or other derivative instruments shall be excluded,

(h)        any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities, or as a result of a change in law or regulation, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(i)        any non-cash compensation charge or expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock, or other rights and any income or loss attributable to deferred compensation plans or trusts, including but not limited to charges and expenses arising under FASB ASC 718 and cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Borrower or any of its direct or indirect parent companies in connection with the Transactions shall be excluded,

(j)         any fees and expenses (including any adjustment of estimated payouts on earn-outs) incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Asset Disposition, issuance or repayment of Indebtedness, or issuance of Equity Interests, refinancing transaction, or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed), and any charges or non-recurring merger costs incurred during such period as a result of any such transactions shall be excluded,

(k)        changes as a result of adoption or modification of accounting policies shall be excluded,

(l)         to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (1) not denied by the applicable carrier in writing within 180 days and (2) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses, or losses with respect to liability or casualty events, or business interruption shall be excluded,

(m)       any gain or loss resulting in such period from obligations under Hedging Agreements and the application of FASB ASC 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations shall be excluded, and

(n)        any gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from obligations under Hedging Agreements for currency exchange risk) shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing and without duplication with any of clauses (a) through (n) above, Consolidated Net

Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements actually received of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer, or other disposition of assets permitted under this Agreement.

“Consolidated Total Secured Indebtedness” means, as of any date of determination, the total amount of Consolidated Net Debt outstanding on such date that is secured by a Lien on any asset of Holdings, the Borrower or any Restricted Subsidiaries.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of the U.S. Dollar Equivalent of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower, and the Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of the U.S. Dollar Equivalent of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower, and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under letters of credit, in each case, to the extent otherwise included therein, (iii) the current portion of interest, and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Holdings, the Borrower, and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (y) fluctuations in currency exchange rates or (z) the effects of acquisition method accounting.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a deposit account control agreement, commodities account control agreement, or securities account control agreement (or similar agreement), as applicable, in form and substance reasonably satisfactory to the Administrative Agent, executed by one or more Loan Parties, the Administrative Agent and the relevant financial institution party thereto, which establishes the Administrative Agent’s control (within the meaning of Section 9-104, 9-106 and 8-106, as applicable, of the UCC) with respect to the applicable deposit account, commodities account, or securities account covered thereby.

“Converted Unrestricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Cumulative Excess Cash Flow” means the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year ending nearest to December 31, 2020 and Excess Cash Flow for each succeeding completed fiscal year.

“Currency Due” has the meaning assigned to such term in Section 9.17.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, any state thereof, or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(d), any Lender that (a) has failed to perform any of its funding obligations hereunder within two Business Days of the date required to be funded by it hereunder (unless such failure relates to such Lender’s obligation to fund a Loan timely hereunder and is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in writing by such Lender) cannot be satisfied), (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied) or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, other than via an Undisclosed Administration, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any agreements made by such Lender. Any such determination by the Administrative Agent as contemplated by preceding clauses (a) through (d)

shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Holdings, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for the period through (but not after) the date of such disposition or conversion, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Holdings, the Borrower, and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)        requires the payment of any dividend (other than dividends payable solely in Equity Interests of such Person that do not constitute Disqualified Equity Interests);

(b)        matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(c)        is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(d)        is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided,  however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” shall mean (i) those institutions (including those institutions identified as Competitors) set forth on the list provided by the Borrower to the Administrative Agent prior to the Closing Date and posted to all Lenders, (ii) any other Person identified in writing by the Borrower to the Administrative Agent as a Competitor from time to time after the date hereof (other than upon and during the continuance of an Event of Default), and posted to all Lenders, and (iii) any Affiliate of any such Person to the extent that such Affiliate is at such time reasonably identifiable by name to be an Affiliate of such Person, which designations, in the case of clauses (ii) and (iii) above, shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (it being agreed by each of the parties hereto that the Administrative Agent shall be under no duty to monitor or otherwise make any determinations with respect to the foregoing and the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person (including the Loan Parties) in connection with any compliance or non-compliance with the foregoing).

“Domestic Subsidiary” means any Subsidiary that is incorporated, organized, or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of Holdings, if the Total Net Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d) or Section 2.11(d) of the First Lien Credit Agreement) as of the end of such fiscal year is (a) greater than 3.00 to 1.00, 75% of Excess Cash Flow for such fiscal year, (b) less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00, 50% of Excess Cash Flow for such fiscal year, (c) less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00, 25% of Excess Cash Flow for such fiscal year, and (d) less than or equal to 2.00 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person, other than, in each case, a natural person or a Disqualified Lender.

“Environmental Laws” means the applicable common law and treaties, rules, regulations, codes, ordinances, judgments, orders, decrees, and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated, or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or, to the extent relating to exposure to Hazardous Materials, to human health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order, or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties, and indemnities), of Holdings, the Borrower or any Subsidiary resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license, or approval issued thereunder, (b) the generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials, or (e) any contract, agreement, or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived pursuant to applicable regulations), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by Holdings, the Borrower, any Restricted Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by Holdings, the Borrower, any Restricted Subsidiary or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the cessation of operations at a facility of Holdings, the Borrower, any Restricted Subsidiary, or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA, (h) the incurrence by Holdings, the Borrower, any

Restricted Subsidiary, or any ERISA Affiliate of any liability with respect to its withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (i) the receipt by Holdings, the Borrower, any Restricted Subsidiary, or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability on it or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent or in “reorganization”, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA or (j) any Foreign Benefit Event.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, for any Interest Period as to any Borrowing, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the Eurodollar Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market to the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Borrowing for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if Eurodollar Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the Eurodollar Rate shall be equal to the Interpolated Rate. Notwithstanding the foregoing, the Eurodollar Rate with respect to any applicable Interest Period will be deemed to be (x) 1.00% per annum if the Eurodollar Rate for such Interest Period determined pursuant to this definition would otherwise be less than 1.00% per annum or (y) 3.00% per annum if the Eurodollar Rate for such Interest Period determined pursuant to this definition would otherwise be greater than 3.00% per annum.

“Eurodollar Rate Borrowing” means a Borrowing consisting of Eurodollar Rate Loans.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Evidence of Flood Insurance” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Excess Cash Flow” means, for any period, an amount expressed in U.S. Dollars equal to the excess of:

(a)        the sum, without duplication, of:

(i)         Consolidated Net Income for such period,

(ii)        an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income,

(iii)       decreases in Consolidated Working Capital for such period, and

(iv)       an amount equal to the aggregate net non-cash loss on dispositions by Holdings, the Borrower, and the Restricted Subsidiaries during such period (other than dispositions in the Ordinary Course of Business) to the extent deducted in arriving at such Consolidated Net Income; less:

(b)        the sum, without duplication, of:

(i)         an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (n) of the definition of Consolidated Net Income (other than cash charges in respect of Transaction Costs paid on or about the Closing Date to the extent financed with the proceeds of Indebtedness incurred on the Closing Date),

(ii)        without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of capital expenditures made in cash or accrued during such period, except to the extent that such capital expenditures were financed with the proceeds of Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries,

(iii)       the aggregate amount of all principal payments of Indebtedness (other than the payment prior to its stated maturity of any Subordinated Indebtedness of Holdings, the Borrower, and the Restricted Subsidiaries) of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.11(c) with the Net Proceeds from an event of the type specified in clause (a) of the definition of “Prepayment Event” to the extent required due to a disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding all other prepayments of Term Loans, and (C) the amount of any mandatory prepayment of First Lien Term Loans pursuant to Section 2.11(c) of the First Lien Credit Agreement with the Net Proceeds from an event of the type specified in clause (a) of the definition of “Prepayment Event” thereunder to the extent required due to a disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding all other prepayments of First Lien Term Loans) made during such period (other than in respect of any revolving credit facility except to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of other Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries,

(iv)       an amount equal to the aggregate net non-cash gain on dispositions by Holdings, the Borrower, and the Restricted Subsidiaries during such period (other than dispositions in the Ordinary Course of Business) to the extent included in arriving at such Consolidated Net Income,

(v)        increases in Consolidated Working Capital for such period,

(vi)       cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness,

(vii)      without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of Investments and acquisitions made by the Borrower and the Restricted Subsidiaries during such period pursuant to Section 6.04 (other than (1) Section 6.04(a), (2) [Reserved], (3) Section 6.04(c)(i) and (ii), (4) Section 6.04(c)(iii)(A), (5) Section 6.04(c)(iii)(B) and (C), and (6) Section 6.04(c)(iv) and (v), in the case of clauses (2),  (5), and (6), to the extent made with Cumulative Excess Cash Flow) to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii)     the amount of dividends and other restricted payments paid during such period pursuant to Section 6.07  (in each case to the extent made with Cumulative Excess Cash Flow) and Section 6.07(a)(i) (to the extent paid to the Borrower or any of the Restricted Subsidiaries)) to the extent such restricted payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix)       the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x)         cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of Non-Cash Charges included in the calculation of Consolidated Net Income in any prior period,

(xi)       the aggregate amount of any premium (including the Make-Whole Premium), make-whole, or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xii)      without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments or capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Investments or capital expenditures during such period of four consecutive fiscal quarters is less than the Contract

Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xiii)     the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” means, on any day, for purposes of determining the U.S. Dollar Equivalent of either Canadian Dollars or British Pounds Sterling, the rate at which the applicable currency may be exchanged into U.S. Dollars as set forth at approximately 11:00 a.m., Toronto time or London time, as applicable, on such date on the applicable Reuters WRLD Page for Canadian Dollars or British Pounds Sterling, as the case may be. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available services for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, at the discretion of the Administrative Agent, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of Canadian Dollars or British Pounds Sterling, as the case may be, are then being conducted, at or about 10:00 a.m., Toronto time or London time, as applicable, on such date for the purchase of U.S. Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Accounts” means deposit, securities, and commodities accounts (a) maintained for payroll, employee compensation and benefits, or taxes related thereto, (b) operated as zero balance accounts, (c) held by the Administrative Agent, (d) with a balance, when aggregated with the amounts on deposit in all other such deposit, securities, and commodities accounts, of no more than $500,000, which in each case are maintained for purposes of cash collateralizing reimbursement obligations in respect of letters of credit permitted under this Agreement to be incurred, or (e) with a balance, when aggregated with the amounts on deposit in all other deposit, securities, and commodities accounts for which control agreements have not been obtained (other than those specified in the foregoing clauses (a), (b), (c), and (d)) which at all times is less than $250,000.

“Excluded Assets” means (a) any fee-owned real property that is not Material Real Property and all leasehold (including ground lease) interests in real property, (b) motor vehicles, serial numbered goods, and other assets, in each case, subject to certificates of title or ownership or serial number filings except to the extent that the filing of UCC financing statements (without serial numbers or vehicle identification numbers) is sufficient for perfection of security interests in such motor vehicles or other assets, subject to all other clauses of this definition, (c) Equity Interests in any Person (other than any Wholly Owned Restricted Subsidiaries) to the extent the pledge thereof to the Collateral Agent is not permitted by the terms of such Person’s organizational or joint venture documents (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under the UCC or any Requirement of Law of any jurisdiction),

(d) [reserved], (e) in the case of Collateral securing the Secured Obligations of the Borrower (or the Secured Obligations of any other Loan Party with respect to its Guarantee of the Secured Obligations of the Borrower), Equity Interests or other assets that are held directly by an Excluded Tax Subsidiary, (f) any “General Intangible” as defined in the UCC (including Intellectual Property), instrument, software, permit, lease, license, contract, agreement, governmental approval or franchise, to which a Loan Party is a party or any of its rights or interests thereunder if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations shall constitute or result in a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, such General Intangible (including Intellectual Property), instrument, software, permit, lease, license, contract, agreement, governmental approval or franchise (other than to the extent that any such term would be rendered ineffective, or is otherwise unenforceable, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable Requirement of Law); provided that, to the extent severable, the Excluded Assets shall not include any portion of such General Intangible (including Intellectual Property), instrument, software, permit, lease, license, contract, agreement, governmental approval or franchise that does not result in any such breach, termination or default, including any proceeds of such General Intangible (including Intellectual Property), instrument, software, permit, lease, license, contract, agreement, governmental approval or franchise; provided that the Excluded Assets shall not include any such asset (x) at the time the provision of such agreement containing such restriction ceases to be in effect and (y) to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the UCC or any other applicable Requirement of Law, (g) any asset subject to a Lien of the type permitted by Section 6.02(iv) or a Lien permitted by Section 6.02(xi), in each case if, to the extent and for so long as the grant of a Lien thereon or the assignment thereof to secure any Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created; provided that the Excluded Assets shall not include any such asset (x) at the time the provision of such agreement containing such restriction ceases to be in effect and (y) to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the UCC or any other applicable Requirement of Law, (h) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act, (i) any asset if, to the extent and for so long as the grant of a Lien thereon to secure any Secured Obligations is prohibited by any Requirement of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable Requirement of Law of any jurisdiction), (j) letter of credit rights (other than “Supporting Obligations” as defined in the UCC), (k) commercial tort claims (as defined in the UCC) having an aggregate amount of damages or other recoveries sought of less than $5,000,000; (l) any asset with respect to which the Borrower has reasonably determined that the grant of a Lien thereon to secure the Obligations would result in material adverse tax consequences, and (m) other assets to the extent the difficulty, time and/or expense of obtaining a security interest therein is excessive in relation to the benefit to the Secured Parties afforded thereby as reasonably agreed by the Borrower and the Collateral Agent in writing, provided that, notwithstanding anything to the contrary contained herein, in no event shall any Material Intellectual Property constitute an Excluded Asset (other than pursuant to clause (f) or (h) above).

“Excluded Immaterial Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any not-for-profit Subsidiary, (d) any Subsidiary that requires any governmental (including regulatory) consent, approval, license, or authorization to provide a Guarantee of the Secured Obligations, which has not been obtained after using commercially reasonable efforts to seek such consent, approval, license or authorization, provided that no Excluded Immaterial Subsidiaries shall exist on the Closing Date; provided,  further that in no event shall any Excluded Immaterial Subsidiary (i) own any Material Intellectual Property or any Equity Interests of any Subsidiary of the Borrower that owns any Material Intellectual Property or (ii) be the exclusive licensee of any Material Intellectual Property.

“Excluded Information” means information (including material nonpublic information) regarding the Loans of the applicable Class or the Loan Parties and their respective securities hereunder that is not known to a Lender participating in an assignment to or by an Affiliated Lender or in an assignment to any Loan Party or any of its subsidiaries, that may be material to a decision by such Lender to participate in such assignment to such Affiliated Lender or such assignment to any Loan Party or any of its subsidiaries, as applicable.

“Excluded Tax Subsidiary” means (a) any Foreign Subsidiary that is not an Included Foreign Subsidiary, (b) any Domestic Subsidiary that has no material assets other than equity and debt interests of one or more direct or indirect Foreign Subsidiaries that are not Included Foreign Subsidiaries, and (c) any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary that is not an Included Foreign Subsidiary; provided, that in no event shall any Excluded Tax Subsidiary (i) own any Material Intellectual Property or any Equity Interests of any Subsidiary of the Borrower that owns any Material Intellectual Property or (ii) be the exclusive licensee of any Material Intellectual Property.

 “Excluded Taxes” means, with respect to any Recipient, (a) Taxes imposed on (or measured by) its net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) by (i) the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) any other jurisdiction that are Other Connection Taxes, (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any U.S. federal withholding Tax pursuant to FATCA, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(f), and (e) except in the case of an assignee pursuant to a request by the Borrower under Section 2.19 hereto, any U.S. federal withholding Taxes imposed due to a Requirement of Law in effect at the time a Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a).

“Facility” means the Term Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any Law implemented to give effect to any intergovernmental agreements entered with respect thereto.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” any fee letter entered into by any Loan Party and any Agents in connection with this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, or corporate controller of the Borrower.

“Financial Performance Covenant” means the covenant set forth in Section 6.11.

“Financing Transactions” means the execution, delivery, and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, and the use of the proceeds thereof.

“First Lien Credit Agreement” means that certain first lien credit agreement dated as of August 17, 2015 among Holdings, Borrower, the lenders from time to time party thereto and GLAS USA LLC, as administrative agent, GLAS Americas LLC as collateral agent, as applicable, as amended by that certain First Amendment to First Lien Credit Agreement, dated as of December 31, 2016, and that certain First Lien Amending Agreement, dated as of the Closing Date.

“First Lien Net Leverage Ratio” means, as of any date of determination, with respect to Holdings, Borrower, and its Restricted Subsidiaries on a consolidated basis, the ratio, on a Pro Forma Basis, of (a) Consolidated First Lien Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“First Lien Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in the First Lien Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, or other similar proceeding (or that would accrue but for the existence of such proceeding), regardless of whether allowed or allowable in such proceeding) on the loans thereunder, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, or otherwise, and (ii) all other monetary obligations of the Borrower under or pursuant to the First Lien Credit Agreement and each of the other Loan Documents (as such term is defined in the First Lien Credit Agreement), including obligations to pay fees, the call premium with respect thereto, expense reimbursement obligations, and indemnification obligations, whether primary, secondary, direct, contingent, fixed, or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to the First Lien Credit Agreement and each of the other Loan Documents (as such term is defined in the First Lien Credit Agreement), and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the First Lien Credit Agreement and each of the other Loan Documents (as such term is defined in the First Lien Credit Agreement) (including monetary obligations accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the existence of such proceeding), regardless of whether allowed or allowable in such proceeding).

“First Lien Priority Debt Documents” means the “First Lien Priority Debt Documents” as such term is defined in the Intercreditor Agreement.

“First Lien Term Loan Maturity Date” means the “Term Maturity Date” as such term is defined in the First Lien Credit Agreement.

“Flood Determination Form” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Foreign Benefit Event” means with respect to any Foreign Plan, (a) the existence of unfunded liabilities of Holdings, the Borrower, or any Restricted Subsidiary in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure of the Borrower to make its required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by Holdings, the Borrower, or any Restricted Subsidiary under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings, the Borrower, or any Restricted Subsidiary, or the imposition on any of Holdings, the Borrower, or any Restricted Subsidiary of any fine, excise tax, or penalty resulting from any noncompliance with any applicable law.

“Foreign Collateral Triggering Event” means, with respect to any Foreign Subsidiary and as of any date, such Foreign Subsidiary has at least 5% of consolidated assets or at least 5% of annual consolidated revenues of Holdings, the Borrower and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 5.01 prior to such date.

“Foreign Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” shall mean any defined benefit plan (as defined in Section 3(35) of ERISA, but whether or not subject to ERISA) maintained, contributed to, or required to be contributed to, by Holdings, the Borrower, or any Restricted Subsidiary with respect to its employees employed outside the United States, other than any statutorily created plan or any such plan sponsored exclusively by any Governmental Authority.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means the U.S. Dollar Equivalent of the sum of all Indebtedness of Holdings, the Borrower, and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time but subject to Section 1.04.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities, or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital, or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning. Notwithstanding anything herein to the contrary, no Excluded Tax Subsidiary shall be a Guarantor.

“Guarantee Agreement” means the guarantee agreement executed by each Loan Party, dated as of the Closing Date, in substantially the form of Exhibit B, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Hazardous Materials” means petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances, materials, constituents, chemicals, compounds, or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Hedging Agreement” means an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, or commodity.

“Holdings” has the meaning assigned to such term in the preamble.

“Immaterial Subsidiary” means on any date, any Subsidiary that (i) has less than 2.5% of consolidated assets and 2.5% of annual consolidated revenues of Holdings, the Borrower and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 5.01 prior to such date and (ii) has been designated as such by the Borrower in a written notice delivered to the Administrative Agent (other than any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent); provided, that at no time shall all Immaterial Subsidiaries so designated by the Borrower, together with all Unrestricted Subsidiaries designated by Borrower pursuant to Section 5.13, have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 5.01 prior to such time) in excess of 5.0% of consolidated assets or annual consolidated revenues, respectively, of Holdings and its Subsidiaries.

“Included Foreign Subsidiary” means any Foreign Subsidiary with respect to which a Foreign Collateral Triggering Event has occurred.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable in the Ordinary Course of Business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (j) all obligations of such Person in respect of Disqualified Equity Interests; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue, (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller or (z) for the avoidance of doubt, any Qualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date, among Guggenheim Credit Services, LLC, as Representative for the Super Senior Credit Agreement Secured Parties (as defined therein), the Bank of Nova Scotia, as Representative for the Initial First Lien Secured Parties (as defined therein), and each additional First Lien Priority Representative (as defined therein) and Super Senior Representative (as defined therein) that from time to time becomes a party pursuant thereto, and acknowledged and agreed by the Borrower, Holdings, and the other Grantors (as defined therein).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing of Term Loans in accordance with Section 2.07, which shall be, in the case of any such written request, in the form of Exhibit J or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the fifteenth (15th) day after the end of each fiscal quarter of Holdings, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date that is one, two, three, or six months thereafter as selected by the Borrower in its Borrowing Request or Interest Election Request (or, if agreed to by each Lender participating therein, twelve months thereafter as the Borrower may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period, and (c) no Interest Period shall extend beyond, in the case of any Class of Term Loans, the Maturity Date applicable to such Class of Term Loans. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the closing date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, in relation to the Eurodollar Rate, the rate (rounded upwards, if necessary, to the next 1/100 of 1.0%) which results from interpolating on a linear basis between: (a) the applicable Eurodollar Rate for the longest period (for which that Eurodollar Rate is available) which is less than the Interest Period of that Loan and (b) the applicable Eurodollar Rate for the shortest period (for which that Eurodollar Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance, or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and the Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the Ordinary Course of Business), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Investor” means a holder of Equity Interests in Holdings (or any direct or indirect parent thereof).

“Judgment Currency” has the meaning assigned to such term in Section 9.17.

“Junior Indebtedness” has the meaning assigned to such term in Section 6.07.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, any Fee Letter, the Guarantee Agreements, the Collateral Agreement, the Intercreditor Agreement, the other Security Documents, and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(h).

“Loan Parties” means Holdings, the Borrower, and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority in Interest,” when used in reference to Lenders of any Facility, means, at any time, in the case of Term Lenders with respect to any Term Facility, Lenders holding outstanding Term Loans of such Term Facility representing more than 50% of all Term Loans of such Facility outstanding at such time; provided that the Term Loans of the Borrower or any Affiliate thereof, and whenever there are one or more Defaulting Lenders, the total outstanding Term Loans of, each Defaulting Lender, shall in each case be excluded for purposes of making a determination of the Majority in Interest.

“Make-Whole Premium” means with respect to a prepayment or repayment of the Term Loans in any principal amount:

(a) on any date on or prior to February 15, 2022, the present value on such date of all required interest payments that would be due on such principal amount so prepaid or repaid through February 15, 2022 accruing at a rate equal to the Eurodollar Rate for an Interest Period of three months in effect on the third Business Day prior to such prepayment or repayment plus the Applicable Margin for Eurodollar Loans in effect as of such date of prepayment or repayment, computed using a discount rate equal to the Treasury Rate as of such date plus 50 basis points, or

(b) thereafter, $0.

“Management Investors” means the directors, officers, and employees of the Borrower and/or the Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in Holdings (or any direct or indirect parent thereof).

“Material Adverse Effect” means any event, circumstance, or condition that has had, or would reasonably be expected to have, a materially adverse effect on (a) the business, assets, financial condition, or results of operations of Holdings, the Borrower, and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents, or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower, and the Restricted Subsidiaries  in an aggregate outstanding principal amount the U.S. Dollar Equivalent of which exceeds $5,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower, or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means Intellectual Property owned or licensed by the Borrower or any of its Subsidiaries that is material to the conduct of the business of the Borrower and the Restricted Subsidiaries (taken as a whole).

“Material Real Property” means real property (including fixtures) owned by Borrower or any other Loan Party with a fair market value greater than or equal to an amount the U.S. Dollar Equivalent of which is equal to $5,000,000, as determined by the Borrower in good faith.

“Maturity Date” means the earlier of (a) May 17, 2022 and (b) three (3) months prior to the First Lien Term Loan Maturity Date.

“Maximum First Lien Priority Cap Amount” means the “Maximum First Lien Priority Cap Amount” as such term is defined in the Intercreditor Agreement.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Maximum Super Senior Cap Amount” means the “Maximum Super Senior Cap Amount” as such term is defined in the Intercreditor Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage, or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent and the Borrower.

“Mortgaged Property” means each parcel of real property with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement, Section 5.11,  Section 5.12 or Section 5.14.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means, with respect to any event, (a) the U.S. Dollar Equivalent of the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards, and similar payments, minus (b) the sum of the U.S. Dollar Equivalent of (i) all fees and out-of-pocket expenses paid by Holdings, the Borrower, and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant, and other customary fees), (ii) in the case of a sale, transfer, or other disposition of an asset (including pursuant to a Sale and Leaseback Transaction that constitutes an Asset Disposition or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower, and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans or any Subordinated Indebtedness) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, the Borrower or the Restricted Subsidiaries as a result thereof, and (z) the amount of any liabilities directly associated with such asset that are retained by the Borrower or any Restricted Subsidiary and are recorded on the consolidated balance sheet of Holdings and its subsidiaries in accordance with GAAP and (iv) the amount of all taxes paid (or reasonably estimated to be payable in accordance with GAAP), and the amount of any reserves established by Holdings, the Borrower or the Restricted Subsidiaries in accordance with GAAP to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event; provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“NFIP” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Non-Cash Charges” means (a) any non-cash impairment charge or asset write- off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) depreciation and amortization (including amortization of deferred financing fees or costs), and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards, and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided herein (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, or other similar proceeding (or that would accrue but for the existence of such proceeding), regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) [reserved], and (iii) all other monetary obligations of the Borrower under or pursuant hereto and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations, and indemnification obligations, whether primary, secondary, direct, contingent, fixed, or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other Obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents (including the Make-Whole Premium), and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including monetary obligations accruing during the pendency of any bankruptcy, insolvency, receivership, or other similar proceeding (or that would accrue but for the existence of such proceeding), regardless of whether allowed or allowable in such proceeding).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Ordinary Course of Business” means the ordinary course of business of any Person.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such Recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan or Loan Document).

“Other Taxes” means any and all present or future recording, filing, stamp, court, documentary, intangible, excise, transfer, sales, property, or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration, or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Brand” means Visa, MasterCard, Discover and American Express, and any similar payment brand.

“Payment Brand Rules” means the rules, standards, policies, manuals, bylaws, official guidance, procedures or similar requirements issued, enacted, adopted, or otherwise put into effect by a Payment Brand.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)         Liens for Taxes that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)        Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or construction contractors’ Liens and other similar Liens and deemed trusts arising in the Ordinary Course of Business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c)        Liens incurred or deposits made in the Ordinary Course of Business (i) in connection with workers’ compensation, unemployment insurance, and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty, or liability insurance to the Borrower or any Restricted Subsidiary;

(d)        Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts, and leases, statutory obligations, surety, stay, customs, and appeal bonds, performance bonds, and other obligations of a like nature (including those to secure health, safety, and environmental obligations) incurred in the Ordinary Course of Business;

(e)        easements, covenants, land use contracts, rent charges, building schemes, declarations of covenants, conditions and restrictions, servicing agreements in favor of any Governmental Authority, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions, and other similar encumbrances, and minor title defects affecting real property that, in each case, in the aggregate, (i) do not materially detract from the value of the affected property or (ii) interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(f)        with respect to real property, zoning, land use, and building restrictions, by laws, regulations, and ordinances of Governmental Authorities, including municipal bylaws and regulations, airport zoning regulations, restrictive covenants, and other land use limitations, public or private, by-laws and regulations, and other restrictions as to the use of any real property provided the same have been complied with in all material respects and do not materially impair the use of the real property for the purposes for which it is presently used;

(g)        with respect to real property, if arising as a result of alleged failure to comply with a government requirement, such failure, requirement, right, interest, or privilege is being contested in good faith by appropriate proceedings and are subject to adequate reserves;

(h)        subdivision agreements, site plan control agreements, servicing agreements, and other similar agreements with Governmental Authorities affecting the development or use of any real property so long as the same have been complied with in all material respects and do not materially impair the use of such real property for the purposes for which it is presently used;

(i)         Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of the Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01; and

(j)         precautionary UCC financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of the Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Holders” means (a) the Sponsor and (b) the Management Investors; provided that in no event shall the Management Investors constitute Permitted Holders of more than 20% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings, at any one time.

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:

(a)        dollars, Canadian Dollars, British Pounds Sterling, or such other currencies held by it from time to time in the Ordinary Course of Business;

(b)       readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States, Canada, or the United Kingdom having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States, Canada, or the United Kingdom, as the case may be, is pledged in support thereof;

(c)        time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $1,000,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)        commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e)        repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders), or a recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States, Canada or the United Kingdom in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f)        marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or (ii) having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)       securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth, or territory of the United States, Canada, or the United Kingdom by any political subdivision or taxing authority of any such state, province, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)        investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)         instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(j)         investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality, and maturity described in clauses (a) through (i) of this definition.

“Permitted Material Indebtedness” means, any Indebtedness incurred by any Loan Party or any of their Restricted Subsidiaries, so long as immediately after giving effect to the incurrence of such Indebtedness and use of proceeds thereof, (a) no Event of Default has occurred and is continuing or would result therefrom, (b) the First Lien Net Leverage Ratio, on a Pro Forma Basis, is less than 4.00:1.00, (c) the Total Net Leverage Ratio, on a Pro Forma Basis, is less than 6.00:1.00, (d) such Indebtedness is not both (i) subordinated to the Obligations and (ii) senior in right to payment to the First Lien Obligations, and (e) the Liens securing such Indebtedness are not both (i) subordinated to the Liens securing the Obligations and (ii) senior to the Liens securing the First Lien Obligations.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, or extension, and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal, or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, or extended, (c) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if the Indebtedness being modified, refinanced, refunded, renewed, or extended is subordinated in right of payment to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal, or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) if the Indebtedness being modified, refinanced, refunded, renewed, or extended is secured, (i) the Indebtedness resulting from such modification refinancing, refunding, renewal, or extension shall only be secured on the same basis (including relative priority) as the Indebtedness being modified, refinanced, refunded, renewed or extended (and, to the extent the Indebtedness being modified, refinanced, refunded, renewed or extended was subject to an intercreditor agreement with the Administrative Agent for the benefit of the Secured Parties, the Indebtedness resulting from such modification refinancing, refunding, renewal, or extension shall be subject to an intercreditor agreement with the Administrative Agent for the benefit of the Secured Parties on terms in all material respects no less favorable to the Secured Parties than the terms of the original intercreditor agreement) and (ii) no Lien relating thereto shall be expanded to cover any additional property of the Borrower or any Restricted Subsidiary, (f) the terms and conditions (including, if applicable, as to collateral but excluding (except as provided in the preceding clauses (d) and (e)) as to subordination, interest rate (including whether such interest is payable in cash or in kind) and redemption premium) of the Indebtedness resulting from such modification, refinancing, refunding, renewal, or extension are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, or extended (except for covenants or other provisions applicable exclusively to periods commencing after the Latest Maturity Date at the time such Indebtedness is incurred); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to such modification, refinancing, refunding, renewal, or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions are not, taken as a whole, materially less favorable shall satisfy the requirements in this clause (f), and (g) the primary obligor in respect of, and the Persons (if any) that Guarantee, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and Persons (if any) that Guaranteed, respectively, the Indebtedness being modified, refinanced, refunded, renewed, or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Information” has the meaning assigned to such term in Section 3.20.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is sponsored, maintained, contributed to, or required to be contributed to, by Holdings, the Borrower, any Restricted Subsidiary, or any ERISA Affiliate or to which the Borrower, any Restricted Subsidiary, or any ERISA Affiliate has any ongoing obligation.

“Pledged Collateral” has the meaning assigned to such term in the Collateral Agreement.

“Prepayment Event” means: (a) any sale, transfer, or other disposition (including (w) sales of equity interests of any subsidiary of Holdings, (x) pursuant to a Sale and Leaseback Transaction that constitutes an Asset Disposition, (y) by way of merger or consolidation and (z) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of) of any property or asset of Holdings or any of the Restricted Subsidiaries other than (i) dispositions permitted under Section 6.05 (other than Section 6.05(f),  (i),  (j) and (k)) and (ii) dispositions resulting in aggregate Net Proceeds the U.S. Dollar Equivalent of which does not exceed $4,000,000 for all such transactions during any fiscal year of Holdings; or (b) the incurrence by Holdings or any of the Restricted Subsidiaries of any Indebtedness, other than Indebtedness (x) permitted under Section 6.01, (y) [reserved] or (z) permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate”  means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Any Agent or any Lender may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Privacy Requirements” has the meaning assigned to such term in Section 3.20.

“Pro Forma Basis” and “Pro Forma Effect” means, as to any calculation of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio and the Total Secured Net Leverage Ratio for any events as described below that occur subsequent to the commencement of any Test Period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the Test Period (for income statement items) or the last day of the Test Period (for balance sheet items), after giving effect thereto (it being understood and agreed that (x) such pro forma adjustments shall be excluded to the extent already accounted for in the calculation of Consolidated EBITDA for such period and (y) if any person that became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary shall have experienced any event requiring adjustments pursuant to this definition, then such calculation shall give pro forma effect thereto for such period as if such event occurred at the beginning of such period): (i) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Asset Disposition of a Restricted Subsidiary, manufacturing facility or line of business, to any asset acquisition, any discontinued operation (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) or any operational change and any Subsidiary designation as an Unrestricted Subsidiary or redesignation as a Restricted Subsidiary in each case that occurred during the Test Period or thereafter and through and including the date of such determination) and (ii) in making any determination on a Pro Forma Basis, all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid, returned, redeemed, or extinguished following the first day of such Test Period shall be deemed to have been incurred or repaid, returned, redeemed, or extinguished on the last day of such Test Period.

Pro forma calculations or determinations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the last day of the four full consecutive fiscal quarters ended after the occurrence of any such event described above, may include (a) adjustments calculated in accordance with Regulation S-X under the Exchange Act; and (b) adjustments to give effect to any Pro Forma Cost Savings in an amount pursuant to this clause (b) not to exceed 25% of Consolidated EBITDA for the applicable Test Period before giving effect to such Pro Forma Cost Savings.

“Pro Forma Cost Savings” means, with respect to the 18-month period ended after the date of any pro forma event, the net reduction in costs, operating expenses and other operating improvements or synergies for which specified actions have been taken or are reasonably expected to be taken (in the good faith determination of the Borrower) during such period that are reasonably identifiable, factually supportable, and projected by the Borrower in good faith to result from such actions, as if all such reductions in costs had been effected as of the beginning of such period, net of the amount of actual benefits realized during such period from such actions.

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(c).

“Projections” has the meaning given to such term in Section 3.04(d).

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Qualified Equity Interests” means Equity Interests of Holdings or the Borrower other than Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent and (b) any Lender as applicable.

“Register” has the meaning assigned to such term in Section 2.09(c).

“Related Obligations” has the meaning assigned to such term in Section 8.15.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors, and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, emptying, pumping, escaping, pouring, deposit, disposal, discharge, leaching, or migration into or through the environment (including ambient air, indoor air, surface water, groundwater, land surface, or subsurface strata).

“Required Lenders” means, at any time, Lenders having Term Loans representing more than 50% of the outstanding Term Loans at such time; provided that to the extent set forth in Section 9.02 or Section 9.04, (a) the total Term Loans of the Borrower or any Affiliated Lender (other than Affiliated Debt Funds) thereof and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans of each Defaulting Lender shall, in each case described in clauses (a) and (b), be excluded for purposes of making a determination of Required Lenders; provided further that so long as Vector is a Lender that holds at least 17.5% of the outstanding principal balance of the Term Loans at any time, Vector shall be deemed to be included in Required Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions, or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, or assistant treasurer, or other similar officer, manager, or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member, or general partner thereof. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination of any Equity Interests in the Borrower or any Restricted Subsidiary

or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means an arrangement with any Person relating to Property used or useful in the business of the Borrower or its Subsidiaries, whether now owned or acquired after the Closing Date, whereby the Borrower or a Subsidiary sells or transfers such Property to a Person and thereafter rents or leases such Property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time, (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or any other Sanctions-related list maintained by any relevant Governmental Authority imposing, administering, or enforcing Sanctions, (b) a Person that is a target of Sanctions, (c) any Person operating, organized, or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned 50% or more (individually or in the aggregate) or Controlled by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic, trade, financial, or other sanctions laws, regulations, or embargoes imposed, administered, or enforced from time to time by: (a) the United States of America, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority whose economic, trade, financial or other sanctions laws, regulations, or embargoes are applicable to the Loan Parties or their Subsidiaries.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means, (a) in the case of the Borrower, the Obligations and (b) in the case of any Loan Party (including the Borrower), the Obligations of such Loan Party under any Guarantee Agreement and the other Loan Documents to which it is a party.

“Secured Parties” means the Lenders, each Agent and any other holder of any Secured Obligation.

“Securities Act” means the Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Guarantee Agreements, the Intercreditor Agreement, each Mortgage, and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.11,  Section 5.12 or Section 5.14 to secure any of the Secured Obligations.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Sponsor” means Parallel49 Equity, ULC or its Affiliates, but excluding any operating portfolio companies of Parallel49 Equity, ULC or its Affiliates.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the date of any change in any reserve percentage.

“Subordinated Indebtedness” means (a) any Indebtedness that is subordinated in right of payment to the Obligations and (b) any Permitted Refinancing in respect of any of the foregoing.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association, or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled, or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower (unless otherwise specified).

“Subsidiary Loan Party” means each Subsidiary that is required to enter into a Guarantee Agreement pursuant to the Collateral and Guarantee Requirement. Unless the context requires otherwise, the term “Subsidiary Loan Party” shall include the Borrower.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Swap Agreement” means any agreement with respect to any swap, forward, future, or derivative transaction or option or similar agreement or contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Commitments is $30,000,000.

“Term Facility” means, the Term Commitments and the provisions herein related to the Term Loans.

“Term Lender” means a Lender that has a Term Commitment or that extends Term Loans to the Borrower.

“Term Loan” has the meaning attributed to such term in Section 2.01

“Test Date” means the last day of any fiscal quarter of Holdings.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of Holdings then last ended as of such time for which financial statements have been delivered pursuant to Section 5.01(a) or (b);  provided that (i) for any date of determination before the delivery of the first financial statements pursuant to Sections 5.01(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of Holdings ending March 31, 2020 and (ii) for any Test Date referenced in Section 6.11, the Test Period shall be the most recent period of four consecutive fiscal quarters ended on such Test Date.

“Total Net Leverage Ratio” means on any date, the ratio, on a Pro Forma Basis, of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Total Secured Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Total Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Transaction Costs” means all fees, costs, and expenses incurred or payable by Holdings, the Borrower or any other Subsidiary in connection with the Transactions.

“Transactions” means (a) the Financing Transactions, and (b) the payment of the Transaction Costs.

“Treasury Rate” shall mean a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by Administrative Agent on the date three (3) Business Days prior to the date of prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of not greater than thirty-six (36) months.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Alternate Base Rate.

“UCC” has the meaning attributed to such term in the Collateral Agreement.

“Undisclosed Administration” means in relation to a Lender or a Person that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or Person, as the case may be, is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“U.S. Dollars” “dollars” or “$” refers to lawful money of the United States of America.

“U.S. Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in U.S. Dollars, such amount, and (b) with respect to any amount in Canadian Dollars or British Pounds Sterling, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such currency at that time.

 “U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(C).

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Closing Date.

“VCM” means Vector Capital Management, L.P.

“Vector” means VCM and any of its Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates.

“Vector Triggering Event” means, with respect to any Proposed Change that is effective with the consent of the Required Lenders, the Required Lenders (other than Vector) have consented to such Proposed Change but VCM has not provided its consent (on behalf of Vector) to such Proposed Change within ten (10) Business Days after written notice thereof is received by VCM.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity, or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing” or “ABR Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

Section 1.03     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented, or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided,  however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to such Financial Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein. Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the Closing Date shall continue to be treated as an operating lease (and any future lease, if it were in effect on the Closing Date, that would be treated as an operating lease for purposes of GAAP as of the Closing Date shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any change in GAAP after the Closing Date.

Section 1.05    Exchange Rate Calculations. On each Calculation Date, the Administrative Agent shall (a) determine the Exchange Rate as of such Calculation Date and (b) give notice thereof to the Borrower and to any Lender that shall have requested a copy of such notice (it being understood that a Lender shall not have the right to independently request a determination of the Exchange Rate). The Exchange Rate so determined shall become effective on such Calculation Date and shall remain effective until the next succeeding Calculation Date, and shall for all purposes of this Agreement (other than any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between U.S. Dollars and any other currency.

Section 1.06   Permitted Encumbrances. Any reference in any of the Loan Documents to a Permitted Encumbrance is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Encumbrance.

Section 1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01    Commitments. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of the Loan Parties contained herein, each Term Lender severally and not jointly agrees to make a term loan denominated in U.S. Dollars (each, a “Term Loan”) to the Borrower on the Closing Date in the principal amount not exceeding the amount of its Term Commitment set forth on Schedule 2.01. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02    Loans and Borrowings.

(a)        [Reserved].

(b)        Subject to Section 2.14, (i) each Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Closing Date must be made as ABR Borrowings, unless the Borrower shall have given the notice required for a Eurodollar Borrowing under Section 2.03 and provided, unless waived, an indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent, extending the benefits of Section 2.16 to Lenders in respect of such Borrowings. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)        [Reserved].

(d)        Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by written notice in the form of a Borrowing Request (a) in the case of a Eurodollar Borrowing of Term Loans, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing of Term Loans to be made on the Closing Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)         [Reserved].

(ii)        the aggregate principal amount of the Borrowing;

(iii)       the date of such Borrowing, which shall be a Business Day;

(iv)       whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)       in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)       the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii)      that as of the date of such Borrowing, the conditions set forth in Section 4.02(a),  Section 4.02(b) and Section 4.02(c) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall notify each Lender of such Borrowing Request.

Section 2.04    Reserved.

Section 2.05    Reserved.

Section 2.06    Funding of Borrowings.

(a)        Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at, (i) in the case of a payment to be made by such Lender, the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (or, in the case of an amount relating to a Borrowing by the Borrower, the Federal Funds Effective Rate, if greater) and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to an ABR Loan. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand.

Section 2.07    Interest Elections.

(a)        The Borrower shall have the option to (i) request that any Term Loan be made as a Eurodollar Loan, (ii) convert at any time all or any part of the Term Loans from ABR Loans to Eurodollar Loans, (iii) convert any Term Loan, in each case, that is a Eurodollar Loan to an ABR Loan, subject to Section 2.16 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Term Loan, in each case, that are Eurodollar Loans upon the expiration of the applicable Interest Period. Any Term Loan or group of Term Loans having the same proposed Interest Period to be made or continued as, or converted into, a Eurodollar Loan must be in a minimum amount of $500,000. Any such election must be made by the Borrower by 12:00 p.m. New York City time at least three (3) Business Days prior to (1) the proposed conversion date in the case of a conversion of a Eurodollar Loan to an ABR Loan, (2) the date of any Term Loan which is to be a Eurodollar Loan, (3) the end of each Interest Period with respect to any Eurodollar Loans to be continued as such, or (4) the date on which the Borrower wishes to convert any ABR Loan to a Eurodollar Loan for an Interest Period designated by the Borrower in such election. Except as provided clause (g) of this Section 2.07, if no election is received with respect to a Eurodollar Loan by 12:00 p.m., New York City time on the third (3rd) Business Day prior to the end of the Interest Period with respect thereto, that Eurodollar Loan shall be converted to an ABR Loan at the end of its Interest Period. The Borrower must make such election by notice to the Administrative Agent in writing, by fax, overnight courier, or by electronic transmission (or by telephone, to be confirmed in writing on such day). In the case of any conversion or continuation, such election must be made pursuant to an Interest Election Request. No Loan shall be made, converted into or continued as a Eurodollar Loan, if an Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined not to make or continue any Loan as a Eurodollar Loan as a result thereof.

(b)        [Reserved];

(c)        [Reserved];

(d)        Upon receipt of an Interest Election Request, the Administrative Agent will promptly notify each applicable Lender thereof. In addition, the Administrative Agent will, with reasonable promptness, notify the Borrower and the applicable Lenders of each determination of Eurodollar Rate; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Administrative Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given;

(e)        Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)        the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)       whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)       if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(f)        Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender the details thereof and of such Lender’s portion of each resulting Borrowing.

(g)        If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Eurodollar Borrowing is repaid as provided herein, at the end of such Interest Period applicable thereto, such Eurodollar Borrowing shall, in the case of a Term Borrowing, be continued as a Eurodollar Borrowing, as the case may be, for an additional Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing with respect to Holdings or the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Facility, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08    Termination of Commitments.  The Term Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date.

Section 2.09    Repayment of Loans; Evidence of Debt.

(a)        The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Term Lender as provided in Section 2.10.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)        The Administrative Agent, acting solely for this purpose as a non- fiduciary agent for the Borrower, shall maintain a register (the “Register”) in its usual practice in which it shall record (i) the amount of each Term Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Term Lender and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Term Lenders and each Term Lender’s share thereof. Notwithstanding anything to the contrary contained in this Agreement, the Term Loans (including any notes evidencing such Loans), the right, title and interest of the Lenders and their assignees in and to such Loans, as the case may be, shall be transferable subject to Section 9.04 only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.09(c) and Section 9.04 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code.

(d)        [Reserved].

(e)        [Reserved].

(f)        The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(g)        The Loan Parties, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower, the Administrative Agent, or such Lender at any reasonable time and from time to time upon reasonable prior notice. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.

(h)        Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by the Administrative Agent and approved by the Borrower.

Section 2.10    Amortization of Term Loans.  To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date.

Section 2.11    Prepayment of Loans.

(a)        The Borrower shall have the right to prepay any Borrowing at any time and from time to time prior to the Maturity Date, in whole or in part, subject to the requirements of this Section 2.11;  provided that each prepayment of any Borrowing prior to February 15, 2022 is accompanied by the Make-Whole Premium (and Borrower shall pay to Administrative Agent for the ratable benefit of the Lenders the Make-Whole Premium in connection with any such prepayment).

(b)        [Reserved].

(c)        In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay the Term Loans in an aggregate amount equal to 100% of the amount of such Net Proceeds; if the Borrower and the Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Proceeds in assets useful in the business of the Borrower and the other Restricted Subsidiaries (including any acquisitions permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 12-month period (or if committed to be so invested within such 12 month period, have not been so invested within 18 months after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested).

(d)        Following the end of each fiscal year of Holdings, commencing with the fiscal year ending nearest December 31, 2020, the Borrower shall prepay the Term Loans in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced by the aggregate amount of prepayments of Term Loans made pursuant to Section 2.11(a) during such fiscal year (excluding all such prepayments funded with the proceeds of other Indebtedness). Each prepayment pursuant to this paragraph shall be made on or before the date that is five Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e)        Solely to the extent the Borrower (with the consent of the Administrative Agent in its sole discretion) elects, within five (5) Business Days following the occurrence of a Vector Triggering Event, to replace Vector as a Lender pursuant to Section 9.02(c)(B), at the direction of the Administrative Agent in its sole discretion, the Borrower shall prepay all of the Term Loans held by Vector (but not the Term Loans held by any other Lender).  The prepayment pursuant to this paragraph shall be made on or before the date that is five (5) Business Days following the Borrower’s receipt of written notice from the Administrative Agent of such direction.

(f)        Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (g) of this Section. In the event of any mandatory prepayment of Term Borrowings (other than a prepayment pursuant to paragraph (e) of this Section) made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings  pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile or other electronic transmission) at least two Business Days prior to the prepayment date, to decline all (but not part) of any prepayment of its Term Loans of any such Class pursuant to this Section (other than a mandatory prepayment pursuant to paragraph (e) of this Section or an optional prepayment pursuant to paragraph (a) of this Section, which in each case may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans of any such Class but was so declined shall be retained by the Borrower. Optional prepayments of Term Borrowings shall be allocated among Term Borrowings as directed by the Borrower. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16;  provided that, in connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.11(c) or (d), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to this Section 2.11(f), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

(g)        The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile or other electronic transmission) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three (3)

Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied; provided further that, any notice of mandatory prepayment pursuant to Section 2.11(c) or (d) must be delivered not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in a minimum amount of $500,000, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing (other than a prepayment pursuant to paragraph (e) of this Section) shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(h)        [Reserved].

(i)         Make-Whole Premium.  If all or any part of the principal balance of any Term Loans is paid on or prior to February 15, 2022 for any reason (including, but not limited to, whether voluntary or mandatory, and whether before or after acceleration of the Obligations or the commencement of any Insolvency Proceeding, but in any event (A) including any such prepayment in connection with (I) a Change in Control, (II) an acceleration of the Obligations as a result of the occurrence of an Event of Default, (III) foreclosure and sale of, or collection of, the Collateral, (IV) sale of the Collateral in any Insolvency Proceeding, (V) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, or (VI) the termination of this Agreement for any reason, and (B) excluding any prepayment that is required to be made pursuant to the provisions of Section 2.11(c) (other than (x) sales, transfers or other dispositions constituting a sale of all or substantially all of the assets of the Loan Parties or their business lines or (y) any Change in Control), or (d)), Borrower shall pay to Administrative Agent, for the benefit of all Lenders entitled to a portion of such prepayment a premium as liquidated damages and compensation for the costs of being prepared to make funds available hereunder the Make-Whole Premium on the principal amount of the Term Loans so prepaid. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Non-Consenting Lender is replaced pursuant to Section 9.02(c), such Non-Consenting Lender shall be entitled to receive a premium in connection with such replacement or prepayment in the amount that would have been payable in respect of the Term Loans of such Non-Consenting Lender under this clause (i) had such Term Loans been the subject of a voluntary prepayment at such time.

(j)         Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated prior to February 15, 2022 for any reason, including because of default, the commencement of any Insolvency Proceeding or other proceeding pursuant to any applicable Debtor Relief Laws, sale, disposition, or encumbrance (including that by operation of

Requirements of Law or otherwise), the Make-Whole Premium, determined as of the date of acceleration, will also be due and payable as though said Obligations were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Make-Whole Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and the Borrower agrees that it is reasonable under the circumstances. The Make-Whole Premium shall also be payable in the event the Obligations (and/or this Agreement or any notes issued under Section 2.09(h) evidencing the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE REQUIREMENTS OF LAW THAT PROHIBIT OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees that: (A) the Make-Whole Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Make-Whole Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Make-Whole Premium, and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Make-Whole Premium as herein described is a material inducement to the Lenders to provide the Term Commitments and make the Term Loans.

Section 2.12    Fees.

(a)        [Reserved].

(b)        [Reserved].

(c)        [Reserved].

(d)        The Borrower agrees to pay to the Administrative Agent for its own account, fees payable in the amounts and at the times set forth in the Fee Letter or as may be otherwise separately agreed in writing upon between such parties.

(e)        All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Term Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

(f)        Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

Section 2.13    Interest.

(a)        The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)        The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)        Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Loan Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted under applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the Closing Date of such conversion.

(e)        All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14     Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)         the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for Loans in Dollars for such Interest Period; or

(ii)        the Administrative Agent is advised by the Lenders holding a Majority in Interest of the outstanding Term Loans that the Adjusted Eurodollar Rate applicable to such Loans for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower, the Term Lenders as promptly as practicable and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (ii) any Borrowing Request for a Eurodollar Borrowing of such Class shall be treated as a request for an ABR Borrowing.

Section 2.15    Increased Costs.

(a)        If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate); or

(ii)        subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the London interbank market any other condition, cost, or expense (other than Taxes) affecting this Agreement, Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing, or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest, or otherwise), then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)        If any Lender determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c)        A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)        Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation;

provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs, expenses, or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs, expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)        Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section 2.15 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

Section 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue, or prepay any Term Loan for acceptance and purchase on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(g) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan for acceptance and purchase other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost, and expense attributable to such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Term Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern.

Section 2.17    Taxes.

(a)        Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower, withholding agent or other payor shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions for any Indemnified Taxes or Other Taxes have been made (including deductions applicable to additional amounts payable under this Section 2.17), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes have been made, (ii) the applicable withholding agent shall make such deductions for Indemnified Taxes or Other Taxes and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)        Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c)        Without duplication of any additional amounts paid under Section 2.17(a) or (b), the Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under, or otherwise with respect to, any Loan Document or activities related thereto, (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender with a copy to the Administrative Agent, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)        Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of the Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)        Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate. Notwithstanding anything to the contrary in the preceding clause (f), the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)((i),  (ii)(A) through (ii)(D) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i)         Each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) as a Lender two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)        Each Lender that is a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement as a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)       two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party and such other documentation as required under the Code,

(B)       two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)       in the case of a Foreign Lender, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit W-1 claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),

(D)       to the extent a Foreign Lender is not the beneficial owner, two properly completed and duly signed originals of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, a United States Tax Compliance Certificate substantially in the form of Exhibit W-3 or Exhibit W-4, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner (provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, a United States Tax Compliance Certificate substantially in the form of Exhibit W-2 may be provided by such Foreign Lender on behalf of such partner(s)), or

(E)       any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii)       If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b), as applicable), such Lender shall deliver to the relevant Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for the purposes of this paragraph, “FATCA” shall include any amendments to FATCA after the date of this Agreement.

Notwithstanding any other provision of this clause (f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(g)        [Reserved].

(h)        If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or such Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other person.

(i)         The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(j)         For purposes of this Section 2.17, the term “Requirements of Law’ shall include FATCA.

Section 2.18    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)        The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.15,  2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.15,  2.16,  2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding

Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in U.S. Dollars, except as otherwise expressly provided herein. If the Administrative Agent determines at any time that any amount received by the Administrative Agent under this Agreement must be returned to any Loan Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(b)        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)        [Reserved].

(d)        If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of applicable Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)        The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Secured Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding any provision herein to the contrary, (i) all amounts collected or received by the Administrative Agent after any or all of the Secured Obligations have been accelerated, (ii) all proceeds received by the Administrative Agent as a result of the exercise of the Administrative Agent’s remedies under the Security Documents, and (iii) upon direction of the Required Lenders, all payments in respect of any Secured Obligations received by the Administrative Agent after the occurrence and during the continuance of an Event of Default (other than payments made pursuant to Section 2.11(e)), shall in each case be applied as follows:

first, ratably to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to any Agent;

second, ratably to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Lenders;

third, ratably to pay Secured Obligations in respect of all accrued unpaid interest and fees then due to any Agent and the Lenders;

fourth, ratably to pay or prepay principal amounts on the Loans;

fifth, ratably to pay any other amounts constituting Secured Obligations; and

sixth, any remainder shall be for the account of and paid to the Borrower or any other Person lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses fourth, fifth, and sixth above, and (iii)

proceeds of Collateral of any Loan Party shall only be applied to the Secured Obligations of such Loan Party.

Section 2.19    Mitigation Obligations; Replacement of Lenders.

(a)        If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, or to assign and delegate its rights and obligations hereunder to another of its offices, branches, or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)        If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights, and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees, and all other amounts payable to it hereunder from the assignee or the Borrower, (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii), and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.20    Reserved.

Section 2.21    Reserved.

Section 2.22    Defaulting Lenders.

(a)        Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)         Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver, or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 9.02.

(ii)        Reallocation of Payments. Any payment of principal, interest, fees, or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII, or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the Loans of the other Lenders that are not Defaulting Lenders on a pro rata basis; provided,  further that any payment for the account of a Defaulting Lender that is a Foreign Lender shall not be applied to the account of a Lender that is a U.S. Person. Any payments, prepayments, or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)        [Reserved].

(c)        [Reserved].

(d)        Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the Closing Date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(b)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided,  further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.23    Illegality or Unavailability.  If any Lender determines that (i) the Eurodollar Rate is not available or (ii) any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain, or fund Loans whose interest is determined by reference to the Adjusted Eurodollar Rate, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three (3) Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans, to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurodollar Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Holdings and the Borrower hereby represent and warrant to the Lenders that:

Section 3.01   Organization; Powers.  Each of Holdings, the Borrower, and the Restricted Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, has the corporate or other organizational power and authority to carry on its business as now conducted and as proposed to be conducted and to execute, deliver, and perform its obligations under each Loan Document to which it is a party and to effect the Financing Transactions and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02    Authorization; Enforceability. The Financing Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will be duly executed and delivered by such Loan Party. This Agreement constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid, and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03    Governmental Approvals; No Conflicts.  The Financing Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or material third party, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents or the First Lien Priority Debt Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to Holdings, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase, or redemption to be made by Holdings, the Borrower, or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation thereunder or (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower, or any Restricted Subsidiary, except Liens created under the Loan Documents or the First Lien Priority Debt Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.04    Financial Condition; No Material Adverse Effect.

(a)        The Audited Financial Statements (i) were prepared, as applicable, in accordance with GAAP, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of such Persons as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)        The unaudited consolidated balance sheet of Holdings and its subsidiaries dated September 30, 2019 and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)        As of the Closing Date, Holdings has furnished to the Lenders the consolidated pro forma balance sheet of Holdings and its subsidiaries as at December 31, 2019, and the related consolidated pro forma statement of income of Holdings and the Borrower as of and for the twelve-month period then ended (such pro forma balance sheet and statement of operations, the “Pro Forma Financial Statements”), which have been prepared giving effect to the Transactions as if such transactions had occurred on such date or at the beginning of such period, as the case may be. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of Holdings and its subsidiaries as at December 31, 2019, and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred at such date or at the beginning of such period.

(d)        On and as of the Closing Date, the projections of Holdings and its Subsidiaries for the fiscal year ending December 31, 2020 through and including the fiscal year ending December 31, 2022 (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

(e)        Since the Closing Date, there has been no Material Adverse Effect.

Section 3.05    Properties.  Each of Holdings, the Borrower, and the Restricted Subsidiaries has good and marketable title to, or valid interests in, all its real and personal property material to its business, if any (including all the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06    Litigation and Environmental Matters.

(a)        There are no actions, suits, or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings, the Borrower, or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)        Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower, or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain, or comply with any permit, license, or other approval required under any Environmental Law, (ii) has, to the knowledge of Holdings or the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of Holdings or the Borrower, any basis to reasonably expect that Holdings, the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability.

Section 3.07    Compliance with Laws and Agreements.  Each of Holdings, the Borrower, and the Restricted Subsidiaries has been and continues to be in material compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property, and (c) all indentures and other agreements and instruments binding upon it or its property, except for, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08    Investment Company Status.  None of Holdings, the Borrower, or any Restricted Subsidiary is required to register as an “investment company” as defined in, or is subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

Section 3.09    Taxes.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower, and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on their properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings; provided that Holdings or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefore in accordance with GAAP.

There is no proposed Tax assessment, deficiency or other claim against Holdings, the Borrower or any Restricted Subsidiary except (i) those being actively contested by a Loan Party or such Subsidiary in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the Tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10    ERISA; Foreign Plan Matters.

(a)        Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code, and other federal or state laws.

(b)        Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither Holdings, the Borrower, any Restricted Subsidiary, nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither Holdings, the Borrower, any Restricted Subsidiary, nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan, and (iv) neither Holdings, the Borrower, any Restricted Subsidiary, nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c)        Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Foreign Plan has been maintained, funded, and administered in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan.

Section 3.11    Disclosure.  None of the other reports, financial statements, certificates, or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.

Section 3.12    Subsidiaries.  As of the Closing Date, Schedule 3.12 sets forth the name of, and the ownership interest of Holdings and each of its subsidiaries in, each subsidiary of Holdings.

Section 3.13    Intellectual Property; Licenses, Etc.  Holdings, the Borrower, and the Restricted Subsidiaries own exclusively, license, or possess the right to use all Intellectual Property that is reasonably necessary for or material to the operation of their businesses, without infringing or otherwise violating the Intellectual Property rights of any Person, except to the extent such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No Intellectual Property used by Holdings, the Borrower, or any Restricted Subsidiary in the operation of their business or the operation of their business infringes upon any Intellectual Property rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of such Intellectual Property is pending or, to the knowledge of Holdings and the Borrower, threatened against Holdings, the Borrower, or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.14    Solvency.  After giving effect to the Transactions, and after taking into account all applicable rights of indemnity and contribution, (a) the fair value of the assets of Holdings, Borrower, and its Restricted Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of Holdings, Borrower, and its Restricted Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Holdings, Borrower, and its Restricted Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) Holdings, Borrower, and its Restricted Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.  For purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.

Section 3.15    [Reserved].

Section 3.16   Federal Reserve Regulations.  None of Holdings, the Borrower, or any other Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

Section 3.17    Compliance with Payment Brand Rules  Each of Holdings, the Borrower and each of its Subsidiaries, as applicable, is in compliance with, and during the past five (5) years has complied with the Payment Brand Rules necessary for the conduct of its business; except, in each case, (i) to the extent that the failure to do so individually or in the aggregate would not reasonably be expected to materially affect its ability to operate as a service provider for the Payment Brand card issuers; or (ii) for any such non-compliance in respect of which the applicable Payment Brand has granted a waiver of its Payment Brand Rules.  None of Holdings, the Borrower or its Subsidiaries has received communications or otherwise been notified that they are on a “probation status” as designated by a Payment Brand, or (z) subject to any claims with respect to any material violation of any Payment Brand Rules.

Section 3.18    Labor Matters.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no strikes or other labor disputes against any of Holdings, the Borrower, or the Restricted Subsidiaries pending or, to the knowledge of Holdings, the Borrower, or the Restricted Subsidiaries, overtly threatened in writing.

Section 3.19    Security Documents.  Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents (including the delivery to Collateral Agent of any Pledged Collateral required to be delivered pursuant to the applicable Security Documents), are effective to create in favor of the Collateral Agent for the benefit of the Lenders a legal, valid, and enforceable perfected Lien (subject only to

Liens permitted by Sections 6.02(ii) - (viii),  (xi) - (xix),  (xxiii) and (xxiv)) on all right, title and interest of the respective Loan Parties in the Collateral described therein, with respect to perfection, to the extent perfection is required by the applicable Security Documents with priority over the Liens on the Collateral (as defined in the First Lien Credit Agreement) securing the First Lien Obligations up to a value no more than the Maximum Super Senior Cap Amount.

Section 3.20   Privacy Requirements.  Each of Holdings, the Borrower, and each Restricted Subsidiary complies, and during the past five (5) years has complied with (a) Requirements of Law applicable to it pertaining to personal information (as such term or similar term is defined under such Requirements of Law) (“Personal Information”), such as, as applicable, the California Consumer Privacy Act and the General Data Protection Regulation 2016/679, (b) its privacy policies (collectively, “Privacy Requirements”); and (c) all contracts relating to the access, collection, use, storage, processing, disposal, transfer, or disclosure of Personal Information, except for, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No written notices, allegations, complaints, or other written communications have been received by, nor, to the knowledge of Holdings and the Borrower, are any actions, suits, investigations, or proceedings by or before any arbitrator or Governmental Authority pending against, Holdings, the Borrower or any Restricted Subsidiary, alleging or pertaining to a violation of any Privacy Requirements, that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.21    OFAC/Sanctions and Patriot Act.

(a)        No Loan Party nor any of its Subsidiaries is in violation of any Sanctions.  No Loan Party nor any of its Subsidiaries nor their respective Controlled Affiliates nor any director or officer of any Loan Party or any of its Subsidiaries or any of their respective Controlled Affiliates, or, to the knowledge of Holdings or the Borrower, any employee or agent of such Loan Party, such Subsidiary, or such Controlled Affiliate (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any assets located in Sanctioned Entities, or (iii) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities, except, in each case of clauses (ii) and (iii), as permitted by applicable Sanctions or other applicable Requirements of Law related to Sanctions.  Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents, and Controlled Affiliates with the Anti-Corruption Laws.  Each of the Loan Parties and its Subsidiaries and Controlled Affiliates, and each director and officer of any Loan Party or any of its Subsidiaries or any of their respective Controlled Affiliates, or, to the knowledge of Holdings or the Borrower, any employee or agent of each such Loan Party, each such Subsidiary, and each such Controlled Affiliate, is in compliance with the Anti-Corruption Laws in all material respects.  No proceeds of any Loan made hereunder have been used in violation of the second sentence of Section 5.09(b).

(b)        To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) U.S. Trading with the Enemy Act of 1917, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B,

Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act.

ARTICLE IV

CONDITIONS

Section 4.01    Closing Date.  The obligations of the Lenders to make Loans shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)        The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b)        The Administrative Agent shall have received favorable written opinions (addressed to each Agent, the Lenders, and dated the Closing Date) of Dorsey & Whitney LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.  Each of Holdings and the Borrower hereby requests that such counsel deliver such opinions.

(c)        The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d)        The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the board of directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery, and performance of Loan Documents to which it is a party, certified as of the Closing Date by its secretary, an assistant secretary, or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization, or formation to the extent applicable.

(e)        The Administrative Agent shall have received all fees and other amounts (which may, at the option of the Agent in consultation with the Borrower, be offset against the initial Loans on the Closing Date) previously agreed in writing by the Administrative Agent, certain of their respective Affiliates and the Borrower to be due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges, and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f)        The Collateral and Guarantee Requirement (other than in accordance with Section 5.14) with respect to actions that are required to be completed on or prior to the Closing Date shall have been satisfied.

(g)        Since December 31, 2018, there shall have occurred no changes, events, circumstances, effects, developments, occurrences, or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition, or results of operations, in each case, of Holdings, the Borrower, and its Restricted Subsidiaries, taken as a whole.

(h)        [Reserved.]

(i)         The Administrative Agent shall have received, as described in Section 3.04, (i) the Audited Financial Statements and (ii) interim unaudited consolidated balance sheets and related statements of income of Holdings and its subsidiaries for each the fiscal quarter ended September 30, 2019 and each subsequent fiscal quarter (other than the fiscal quarter ended December 31, 2019) ended at least 45 days prior to the Closing Date.

(j)         The Administrative Agent shall have received the Pro Forma Financial Statements and the Projections.

(k)        [Reserved.]

(l)         After giving effect to the Transactions, Holdings, the Borrower, and the Restricted Subsidiaries shall have no outstanding Indebtedness other than Indebtedness permitted pursuant to Section 6.01(a)(ii).

(m)       The Lenders shall have received a certificate from a Financial Officer, substantially in the form attached hereto as Exhibit M, certifying as to the solvency of Holdings, Borrower, and its Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(n)        The Administrative Agent shall have received, at least three days prior to the Closing Date, all documentation and other information about the Borrower and Restricted Subsidiaries as shall have been reasonably requested in writing at least 10 calendar days prior to the Closing Date by the Administrative Agent that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(o)        The Collateral Agent shall have received UCC lien searches with respect to each Person that is a Loan Party as of the Closing Date from such Person’s jurisdiction of formation.

(p)        The Administrative Agent shall have received a certificate executed by a Responsible Officer of Holdings certifying as to the satisfaction of the conditions referred to in paragraph (g) of this Section 4.01 and in Section 4.02(a).

(q)        [Reserved].

(r)        The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.

(s)        The Administrative Agent shall have received written evidence satisfactory to the Administrative Agent that all revolving loans outstanding under the First Lien Credit Agreement have been repaid in full and all of the revolving commitments thereunder have been terminated.

(t)         The Administrative Agent shall have received an amendment and consent to the First Lien Credit Agreement, in form and substance satisfactory to the Administrative Agent, executed and delivered by the parties thereto (including an amendment to permit the Loan Parties’ execution, delivery, and performance of the Loan Documents to which they are parties).

The Administrative Agent notified Holdings, the Borrower and the Lenders of the Closing Date, and such notice was conclusive and binding.

Without limiting the generality of the provisions of Section 8.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02    Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)        The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing; provided,  however, that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b)        At the time of and immediately after giving effect to such Borrowing and the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing.

(c)        [Reserved.]

(d)        The Administrative Agent shall have received a Borrowing Request in accordance with the requirements of Section 2.03.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the accuracy of the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses, and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

Section 5.01    Financial Statements and Other Information.  Holdings and the Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a)        on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, as soon as available and in any event on or before the date that is 120 days after the end of each fiscal year of Holdings), audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of Holdings, the Borrower, and the Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;

(b)        commencing with the financial statements for the fiscal quarter ending March 31, 2020, as soon as available and in any event on or before the date on which such financial statements are required or permitted to be filed with the SEC with respect to each of the first three fiscal quarters of Holdings (or, if such financial statements are not required to be filed with the SEC, as soon as available and in any event, on or before the date that is 60 days after the end of each such fiscal quarter of Holdings), unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income and cash flows of Holdings, the Borrower, and the Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Holdings, the Borrower, and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a customary “management discussion and analysis” provision;

(c)        simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d)        not later than five days after delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations (A) beginning with the delivery of the financial statements for the fiscal quarter ending nearest March 31, 2020, of Consolidated EBITDA, the Total Secured Net Leverage Ratio, the First Lien Net Leverage Ratio, and the Total Net Leverage Ratio for the Test Period most recently ended and (B) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending nearest December 31, 2020, of Excess Cash Flow for such fiscal year;

(e)        not later than 90 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for Holdings, the Borrower, and the Subsidiaries, a detailed consolidated budget for Holdings, the Borrower, and the Subsidiaries for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such fiscal year, and setting forth the material assumptions used for purposes of preparing such budget);

(f)        promptly after the same become publicly available, copies of any proxy statements, financial statements, or reports that the Borrower has made generally available to its shareholders in their capacities as such; copies of any regular, periodic, and special reports or registration statements or prospectuses that the Borrower files with the SEC or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by the Borrower to the public concerning material changes to or developments in the business of the Borrower;

(g)        promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower, or any of the Restricted Subsidiaries (including officer’s certificates), or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on behalf of the Borrower on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon their reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Section 5.02    Notices of Material Events.  Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a)        the occurrence of any Default;

(b)        to the extent permissible by applicable law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, the Borrower, or any Subsidiary, affecting Holdings, the Borrower, or any Subsidiary or the receipt of a notice of an Environmental Liability, in each case, that could reasonably be expected to result in a Material Adverse Effect; and

(c)        the occurrence of any ERISA Event that could reasonably be expected, either alone or together with all other ERISA Events, to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of Holdings or either Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03    Information Regarding Collateral.

(a)        Holdings will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization, or (iii) in any Loan Party’s organizational identification number.

(b)        Not later than five days after delivery of financial statements pursuant to Section 5.01(a) or (b), Holdings shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings (i) identifying any Subsidiary that has become, or ceased to be, Immaterial Subsidiary during the most recently ended fiscal quarter and (ii) certifying that all notices required to be given prior to the date of such certificate by Section 5.03 have been given.

Section 5.04    Existence; Conduct of Business.  Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew, and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks, and trade names material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

Section 5.05    Payment of Taxes, etc..  Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations and liabilities in respect of Taxes imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except to the extent (i) any such Taxes are being contested in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the Tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06     Maintenance of Properties.  Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07    Insurance.

(a)        Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment or the management of Holdings) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall (i) in case of any commercial liability policy, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of any casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the Collateral Agent, on behalf of the Secured Parties as a loss payee or mortgagee thereunder, as its interest may appear.

(b)        Notwithstanding anything herein to the contrary, with respect to each Mortgaged Property, if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) are located is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws. Following the Closing Date, the Borrower shall deliver to the Collateral Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Collateral Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice, and Evidence of Flood Insurance, as applicable.

Section 5.08    Books and Records; Inspection and Audit Rights.  Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower, or any Restricted Subsidiary, as the case may be.  Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to permit, at the Borrower’s expense, any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances, and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default; provided further that (a) when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice, (b) the Administrative Agent shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants, and (c) any Lender (and its representatives and independent contractors) may accompany the Administrative Agent on any such visits and inspections.

Section 5.09    Compliance with Laws.

(a)        Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to (i) comply with its Organizational Documents, all applicable Requirements of Law (including, without limitation, ERISA, the Code and Environmental Laws) and all rules, regulations and orders applicable to it, its property and operations, and (ii) maintain in effect all governmental approvals or authorizations required to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)        (i) Neither Holdings nor the Borrower nor any Restricted Subsidiary nor any of Holdings’ or the Borrower’s or any Restricted Subsidiary’s officers or directors nor, to the knowledge of Holdings and the Borrower, any of Holdings’ or the Borrower’s or any Restricted Subsidiary’s employees, agents, or Controlled Affiliates that is acting or benefiting in any capacity in connection with the Loans has taken or will take any action in connection with or as a result of the Loans that constitutes or will give rise to a violation under any AML Legislation, Anti-Corruption Laws or Sanctions, and (ii) no part of the proceeds of any Loan will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to finance any investments in a Sanctioned Entity or a Sanctioned Person, to fund any operations of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any party hereto or its Affiliates, and no part of the proceeds of any Loan will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Anti-Corruption Laws.

Section 5.10    Use of Proceeds.  The Borrower will use the proceeds of the Term Loans made on the Closing Date to pay Transaction Costs and otherwise for working capital or other general corporate purposes.

Section 5.11    Additional Subsidiaries.

(a)        If (i) any additional Restricted Subsidiary is formed or acquired after the Closing Date or (ii) if any Restricted Subsidiary ceases to be an Excluded Immaterial Subsidiary, Holdings and the Borrower will, within 30 days (or such longer period as may be agreed to by the Collateral Agent in its reasonable discretion) after such newly formed or acquired Restricted Subsidiary is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Immaterial Subsidiary, notify the Administrative Agent thereof, and will cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Immaterial Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party within 30 days after such notice (or such longer period as the Collateral Agent shall reasonably agree).

(b)        Within 30 days (or such longer period as the Collateral Agent may reasonably agree) after Holdings or the Borrower identify that any Subsidiary has ceased to be an Immaterial Subsidiary pursuant to Section 5.03(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall be taken with respect to such Subsidiary.

Section 5.12    Further Assurances.

(a)        Subject to the proviso to Section 4.01(f) solely with respect to the Closing Date, each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b)        If, after the Closing Date, any material assets (including any owned (but not leased or ground leased) Material Real Property or improvements thereto or any interest therein) are acquired or otherwise held by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that became subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be reasonably requested by the Collateral Agent to grant and perfect (to the extent perfection could be achieved by such actions) such Liens, including actions described in paragraph (a) of this Section and as required pursuant to the “Collateral and Guarantee Requirement,” all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.” In the event any real property is mortgaged pursuant to this Section 5.12(b), the Borrower or such other Loan Party, as applicable, shall not be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section until a reasonable time following the acquisition of such real property, and in no event shall compliance be required until 90 days following such acquisition or such longer time period as agreed to by the Collateral Agent in its reasonable discretion.

Section 5.13    Designation of Subsidiaries.  The Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation and on a Pro Forma Basis, the Total Net Leverage Ratio shall not exceed 5.00 to 1.00, (iii) Holdings shall have delivered an officer’s certificate executed by a Responsible Officer of Holdings, notifying the Administrative Agent in writing of any such designation and certifying compliance with the requirements of this Section, and (iv) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if (u) such Subsidiary owns any Material Intellectual Property or any Equity Interests of any Subsidiary of the Borrower that owns any Material Intellectual Property, (v) such Subsidiary is the exclusive licensee of any Material Intellectual Property, (w) such Subsidiary or any of its subsidiaries (A) owns any Equity Interests or Indebtedness of, or owns or holds a Lien on, any property of any Loan Party or (B) is directly or indirectly liable for other Indebtedness of Holdings, the Borrower or any Restricted Subsidiary (x) such Subsidiary is a “restricted subsidiary” for the purposes of any other Indebtedness of Holdings or the Borrower, or (y) such Subsidiary has in excess of 2.5% of consolidated assets or in excess of 2.5% of annual consolidated revenues of Holdings, Borrower and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 5.01 prior to such date, provided that at no time shall all Unrestricted Subsidiaries so designated by Borrower pursuant to this Section 5.13, together with all Immaterial Subsidiaries so designated by Borrower, have in the aggregate in excess of 5.0% of consolidated assets or in excess of 5.0% of annual consolidated revenues, respectively, of Holdings, Borrower and its Subsidiaries, as reflected on the most recent financial statements delivered pursuant to Section 5.01 prior to such date. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or the Subsidiary’s (as applicable) investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or the Subsidiary’s (as applicable) Investment in such Subsidiary.

Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

Section 5.14   Certain Post-Closing Obligations.  (a) With respect to each deposit account, commodities account, and securities account of the Loan Parties in existence on the Closing Date (other than Excluded Accounts), the Borrower shall, no later than the ninetieth (90th)

calendar day after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), deliver to the Administrative Agent duly executed Control Agreements in accordance with and to the extent required by the Security Documents or close such account and transfer any funds therein to an account that otherwise meets the requirements of this Section 5.14 and (b) Holdings or the Borrower shall, and shall cause each of the Subsidiaries to, take the actions set forth in Schedule 5.14 within the time frames set forth therein or such longer period as the Collateral Agent may agree in its sole discretion.

Section 5.15    Maintenance of Ratings.  The Loan Parties shall (i) use commercially reasonable efforts to maintain a public corporate credit rating (but not any particular rating) from S&P and a public corporate family rating (but not any particular rating) from Moody’s, in each case in respect of the Borrower and (ii) obtain within 60 days following the Closing Date (or such later date as the Administrative Agent and the Borrower may agree), and thereafter use commercially reasonable efforts to maintain, in each case, a public rating (but not any particular rating) in respect of the Loans from each of S&P and Moody’s.

Section 5.16   Quarterly Lender Calls.  Upon the written request of the Required Lenders, quarterly, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to Section 5.01(b), participate in a conference call with Lenders to discuss the financial condition and results of operations of the Borrower and the Subsidiaries for the most recently-ended fiscal quarter for which financial statements have been delivered.

Section 5.17    Compliance with Payment Brand Rules.  The Borrower and Holdings will, and the Borrower will cause each of its Subsidiaries, as applicable, to comply in all material respects with the Payment Brand Rules as may be necessary for each of Holdings, the Borrower, and each of its Subsidiaries, as applicable, to conduct its business; except, in each case, (i) to the extent that the failure to do so individually or in the aggregate would not reasonably be expected to materially affect its ability to operate as a service provider for the Payment Brand card issuers; or (ii) for any such non-compliance in respect of which the applicable Payment Brand has granted a waiver of its Payment Brand Rules.

Section 5.18    Privacy Requirements. The Borrower and Holdings will, and the Borrower will cause each of its Subsidiaries, as applicable, to, comply with all Privacy Requirements applicable to such party’s business; except, in each case, to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses, and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, each of Holdings (with respect to Sections 6.03(a),  6.03(c),  6.03(d),  6.07(b),  6.10,  6.11, and 6.12 only) and the Borrower covenants and agrees with the Lenders that:

Section 6.01    Indebtedness.

(a)        The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)         Indebtedness of the Borrower and any of the Restricted Subsidiaries under the Loan Documents;

(ii)        Indebtedness (A) outstanding on the Closing Date and listed on Schedule 6.01 and any Permitted Refinancing thereof and (B) intercompany Indebtedness outstanding on the Closing Date and listed on Schedule 6.01;

(iii)       Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder (other than Indebtedness permitted under Section 6.01(a)(xx)); provided that such Guarantee is otherwise permitted by Section 6.04;  provided further that (A) no Guarantee by any Restricted Subsidiary of any Subordinated Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations pursuant to the applicable Guarantee Agreement, and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv)       Indebtedness of the Borrower owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Borrower; provided that (1) all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations (but only to the extent permitted by applicable law and not giving rise to material adverse tax consequences) on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit N or (B) otherwise reasonably satisfactory to the Administrative Agent, and (2) the U.S. Dollar Equivalent of the aggregate principal amount of intercompany loans funded and outstanding to Restricted Subsidiaries that are not, shall not be, or, after giving effect to any such intercompany loan, shall not become, Loan Parties, together with Investments not constituting intercompany loans made in such Restricted Subsidiaries pursuant to Section 6.04(c), shall not exceed $5,000,000 at any time;

(v)        (A) Indebtedness (including Capital Lease Obligations) of the Borrower or any Restricted Subsidiaries financing the acquisition, construction, repair, replacement, or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement, or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided further, that, at the time of any such incurrence of Indebtedness set forth in the immediately preceding clauses (A) and (B), such Indebtedness and after giving Pro Forma Effect thereto and the use of proceeds thereof, the U.S. Dollar Equivalent of the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed (x) at any time prior to the first anniversary of the Closing Date, $5,000,000, and (y) at any time thereafter, $7,500,000;

(vi)       Indebtedness in respect of Swap Agreements incurred in the Ordinary Course of Business and not for speculative purposes;

(vii)      Indebtedness constituting First Lien Obligations incurred pursuant to the terms of the First Lien Priority Debt Documents; provided that the aggregate principal balance of Indebtedness for borrowed money that is outstanding in reliance on this clause (vii) shall not exceed the Maximum First Lien Priority Cap Amount;

(viii)     Indebtedness representing deferred compensation owed to employees of Holdings, the Borrower, and the Restricted Subsidiaries incurred in the Ordinary Course of Business;

(ix)       Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors, and employees or their respective estates, spouses, or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 6.07(a);

(x)        Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments incurred in any Investment or any Disposition, in each case permitted under this Agreement;

(xi)       Indebtedness consisting of obligations under deferred compensation or other similar arrangements;

(xii)      Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections, and similar arrangements, in each case, in connection with deposit accounts;

(xiii)     [Reserved];

(xiv)     [Reserved];

(xv)      Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the Ordinary Course of Business;

(xvi)     Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bankers’ acceptances, bank guarantees, or similar instruments issued or created in the Ordinary Course of Business, in respect of workers compensation claims, health, disability, or other employee benefits or property, casualty, or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xvii)    obligations in respect of performance, bid, appeal, and surety bonds and performance and completion guarantees, and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the Ordinary Course of Business or consistent with past practice;

(xviii)   Indebtedness in an aggregate principal amount the U.S. Dollar Equivalent of which shall not exceed $1,500,000 at any time; provided, that (A) such Indebtedness is not both (I) subordinated to the Obligations and (II) senior in right to payment to the First Lien Obligations and (B) the Liens securing such Indebtedness are not both (I) subordinated to the Liens securing the Obligations and (II) senior to the Liens securing the First Lien Obligations;

(xix)     [Reserved];

(xx)      [Reserved];

(xxi)     [Reserved];

(xxii)    other Indebtedness of the Loan Parties; provided that at the time of incurrence thereof and immediately after giving effect thereto and the use of the proceeds thereof, such Indebtedness constitutes Permitted Material Indebtedness; provided, that (A) the maturity date of any such Indebtedness shall not be earlier than Latest Maturity Date then in effect with respect to any Class of Term Loans outstanding at such time and the Weighted Average Life to Maturity of any such Indebtedness shall not be shorter than the remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding at such time, and (B) any such Indebtedness shall be unsecured and not be guaranteed by Persons other than those Persons Guaranteeing the corresponding Class of Loans;

(xxiii)   [Reserved];

(xxiv)   all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (i) through (xxiii) above.

Section 6.02    Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume, or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i)         (x) Liens created under the Loan Documents and (y) Liens on any deposits or other cash collateral not exceeding $500,000 in the aggregate that secures Indebtedness in respect of letters of credit;

(ii)        Permitted Encumbrances;

(iii)       Liens existing on the Closing Date and set forth on Schedule 6.02 and any modifications, replacements, renewals, or extensions thereof; provided that (A) such modified, replacement, renewal, or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv)       Liens securing Indebtedness permitted under Section 6.01(a)(v);  provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction, or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for accessions to such property and the proceeds and the products thereof, and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)        leases, licenses, subleases, or sublicenses granted to others that do not (A) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness;

(vi)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii)      Liens arising in the Ordinary Course of Business (A) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(viii)     Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix)       Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary permitted under Section 6.01;

(x)        (A) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party, (B) Liens granted by a Loan Party in favor of any other Loan Party, and (C) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any other Restricted Subsidiary that is not a Loan Party;

(xi)       Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Indebtedness secured thereby is permitted under Section 6.01(a)(vii);

(xii)      any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any Restricted Subsidiaries in the Ordinary Course of Business;

(xiii)     Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods by any of the Borrower or any Restricted Subsidiaries in the Ordinary Course of Business and purchase money security interests arising under contracts for the supply of goods and materials entered into in the ordinary course which secure the unpaid balance of the purchase price for any goods and materials purchased thereunder

(xiv)     Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv)      Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes;

(xvi)     Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Borrower and the Restricted Subsidiaries, or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the Ordinary Course of Business;

(xvii)    ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located;

(xviii)   Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix)     Liens on real property other than the Mortgaged Properties or any other Material Real Property;

(xx)      [Reserved];

(xxi)     Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(k);

(xxii)    [Reserved];

(xxiii)   with respect to any real property, any reservations, limitations, provisos, and conditions as a Requirement of Law;

(xxiv)   Liens on the Collateral securing the Indebtedness permitted pursuant to Section 6.01(a)(vii) hereof, so long as such Liens are subject to the provisions of the Intercreditor Agreement; and

(xxv)    other Liens; provided that at the time of the granting of and after giving Pro Forma Effect to any such Lien and the obligations secured thereby (including the use of proceeds thereof) the U.S. Dollar Equivalent of the aggregate face amount of obligations secured by Liens existing in reliance on this clause (xxv) shall not exceed $250,000.

Section 6.03    Fundamental Changes.

(a)        Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(i)         any Restricted Subsidiary that is a Loan Party may merge with (x) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (y) any one or more other Restricted Subsidiaries; provided that when any Loan Party is merging with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Loan Party or (2) if the continuing or surviving Person is not a Loan Party, the acquisition of such Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04 (other than Section 6.04(c));

(ii)        (A) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate, or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Administrative Agent determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii)       any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that (A) if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04, and (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv)       the Borrower may merge or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement, and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided further that (y) if such Person is not a Loan Party, no Default exists after giving effect to such merger or consolidation and (z) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided further that the Borrower shall have delivered to the Administrative Agent any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

(v)        any Domestic Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04;  provided that (1) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12 and (2) if the other party to such transaction is not a Loan Party, no Default exists after giving effect to such transaction; and

(vi)       any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation, or amalgamation to effect a Disposition permitted pursuant to Section 6.05 (other than Section 6.05(e)); provided that if the other party to such transaction is not a Loan Party, no Default exists after giving effect to the transaction.

(b)        The Borrower will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and businesses reasonably related or ancillary thereto.

(c)        Holdings will not conduct, transact, or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs, and expenses relating to such maintenance, (iii) participating in tax, accounting, and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (iv) the performance of its obligations under and in connection with the Loan Documents and the other agreements contemplated hereby, (v) any public offering of its common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees, and expenses related thereto, (vi) the payment of any dividend or other distribution not prohibited by Section 6.07, or any Investment permitted under Section 6.03(d), (vii) incurring fees, costs, and expenses relating to overhead and general operating including professional fees for legal, tax, and accounting issues and paying taxes, (viii) providing indemnification to officers and directors, (ix) the Transactions and activities incidental to the consummation thereof, (x) the redemption of the preferred stock of Holdings to the extent not otherwise permitted by this Agreement, and (xi) activities incidental to the businesses or activities described in clauses (i) to (x) of this paragraph.

(d)        Holdings will not own or acquire any material assets (other than Equity Interests as referred to in paragraph (c)(i) above, cash and Permitted Investments or intercompany Investments in the Borrower permitted hereunder) or incur any liabilities (other than liabilities as referred to in paragraph (c) above, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).  Without limiting the foregoing, Holdings shall not at any time own the Equity Interests of any subsidiary other than the Borrower.

(e)        Notwithstanding clauses (a) through (d) of this Section 6.03, in no event shall such clauses permit the Borrower or any of its Restricted Subsidiaries to consummate any Disposition of, or otherwise transfer (whether through an in-kind Investment or Restricted Payment, a merger or consolidation with a Person that is not the Borrower or a Subsidiary Loan Party, or otherwise), any Material Intellectual Property (including any exclusive license thereto), or the Equity Interests of any Person that owns or is the exclusive licensee of any Material Intellectual Property, to any other Person other than the Borrower or a Subsidiary Loan Party; provided,  however, that this Section 6.03(e) shall not prohibit (i) grants of outbound licenses of Material Intellectual Property that are either (A) non-exclusive or (B) exclusive for limited purposes, and that, in either case, do not materially detract from the value of the licensed asset, interfere with the ordinary conduct of business of the Borrower and the Restricted Subsidiaries (taken as a whole), or require the Borrower or any of its Restricted Subsidiaries to obtain a license of or other right to use such Material Intellectual Property from the licensee in order to continue to conduct such business and (ii) grants, in connection with the extension of the business or operations of the Borrower and the Restricted Subsidiaries into any foreign country in which their business and operations on the Closing Date are not material to the business and operations of the Borrower and the Restricted Subsidiaries (taken as a whole), of outbound licenses of Material Intellectual Property that are exclusive with respect to such country.

Section 6.04    Investments, Loans, Advances, Guarantees, and Acquisitions.  The Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a)        Permitted Investments;

(b)        (i) loans or advances to officers, directors, and employees of Holdings, the Borrower, and the Restricted Subsidiaries (A) for reasonable and customary business-related travel, entertainment, relocation, and analogous ordinary business purposes, (B) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (C) for purposes in connection with compensation arrangements in an aggregate principal amount outstanding at any time the U.S. Dollar Equivalent of which does not exceed $500,000, and (ii) Investments in respect of prepaid compensation arrangements containing clawback provisions in an aggregate amount which does not exceed $4,000,000;

(c)        Investments (i) by the Borrower or any Restricted Subsidiary in the Borrower or any Loan Party (excluding any new Restricted Subsidiary that becomes a Loan Party pursuant to such Investment), (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) by the Borrower or any Restricted Subsidiary (A) in any Restricted Subsidiary; (B) in any Restricted Subsidiary that is not a Loan Party, constituting an exchange of Equity Interests of such Restricted Subsidiary for Indebtedness of such Subsidiary or (C) constituting Guarantees of Indebtedness or other monetary obligations of Restricted Subsidiaries that are not Loan Parties owing to any Loan Party, (iv) by the Borrower or any Restricted Subsidiary in Restricted Subsidiaries that are not Loan Parties so long as such Investment is part of a series of simultaneous Investments that result in the proceeds of the initial Investment being invested in one or more Loan Parties, and (v) by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that is not a Loan Party, consisting of the contribution of Equity Interests of any other Restricted Subsidiary that is not a Loan Party so long as the Equity Interests of the transferee Restricted Subsidiary are pledged to secure the Secured Obligations; provided the U.S. Dollar Equivalent of the aggregate amount of Investments by the Borrower or any other Loan Party after the Closing Date pursuant to this Section 6.04(c) in Subsidiaries that are not, shall not be, or, after giving effect to any such Investment, shall not become, Loan Parties shall not exceed $3,000,000 unless such excess is a result of Investments made in such Subsidiaries constituting intercompany loans pursuant to Section 6.01(a)(iv), and together with Investments made in such Subsidiaries constituting intercompany loans pursuant to Section 6.01(a)(iv), shall not exceed $5,000,000;

(d)        Investments consisting of extensions of trade credit and accommodation guarantees in the Ordinary Course of Business;

(e)        Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 6.04(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal, or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent set forth on Schedule 6.04(e) or as otherwise permitted by this Section 6.04;

(f)        Investments in Swap Agreements incurred in the Ordinary Course of Business and not for speculative purposes;

(g)        promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h)        [Reserved];

(i)         Investments in the Ordinary Course of Business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(j)         Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(k)        loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 6.07(a)(iii),  (iv),  (v) or (vii);

(l)         advances of payroll payments to employees in the Ordinary Course of Business;

(m)       Investments and other acquisitions to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof);

(n)        [Reserved];

(o)        receivables (other than in respect of Indebtedness for borrowed money) owing to the Borrower or any Restricted Subsidiary, if created or acquired in the Ordinary Course of Business;

(p)        non-cash Investments in connection with tax planning and reorganization activities; provided that, in the sole discretion of the Administrative Agent (following consultation with the Borrower), after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(q)        Investments (A) for utilities, security deposits, leases, and similar prepaid expenses incurred in the Ordinary Course of Business and (B) trade accounts created, or prepaid expenses accrued, in the Ordinary Course of Business; and

(r)         [Reserved];

(s)        other Investments in an aggregate amount outstanding not to exceed $250,000 at any time;

provided that, notwithstanding the foregoing provisions of this Section 6.04, in no event shall this Section 6.04 permit the Borrower or any Restricted Subsidiary to consummate any Disposition of, or otherwise transfer (whether through an in-kind Investment in or Restricted Payment to, or  a merger or consolidation with a Person that is not the Borrower or a Subsidiary Loan Party, or otherwise) any Material Intellectual Property (including any exclusive license thereof), or the Equity Interests of any Person that owns or is the exclusive licensee of any Material Intellectual Property, to any other Person other than the Borrower or a Subsidiary Loan Party, in each case, except as provided in Section 6.03(e).

Section 6.05    Asset Sales.  The Borrower will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”) or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a)        Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the Ordinary Course of Business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b)        Dispositions of inventory and other assets in the Ordinary Course of Business;

(c)        Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)        Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party and (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary in accordance with Section 6.04;

(e)        Dispositions permitted by Section 6.03 and, to the extent constituting Dispositions, Liens permitted by Section 6.02, Investments permitted by Section 6.04 and Restricted Payments permitted by Section 6.07;

(f)        Dispositions of property pursuant to Sale and Leaseback Transactions that constitute Asset Dispositions; provided that the fair market value of all property so disposed of based on this clause (f) after the Closing Date shall not exceed $2,000,000;

(g)        Dispositions of Permitted Investments;

(h)        leases, subleases, licenses, or sublicenses (including the provision of software under an open source license), in each case in the Ordinary Course of Business and that do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i)         transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(j)         Dispositions of property to Persons other than the Borrower and the Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) not otherwise permitted under this Section 6.05;  provided that (i) no Default or Event of Default shall exist at the time of, or would result from, such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default existed or would have resulted from such Disposition), (ii) the Net Proceeds of any such Disposition are used in accordance with Section 2.11(c), and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price the U.S. Dollar Equivalent of which is in excess of $5,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided,  however, that for the purposes of this clause (iii) (A) any liabilities (as shown on the most recent balance sheet of Holdings provided hereunder or in the footnotes thereto) of the Borrower or Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities received by the Borrower or Restricted Subsidiary from such transferee that are converted by the Borrower or Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by the Borrower or Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (j) that is at that time outstanding, not in excess of the U.S. Dollar Equivalent of $5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(k)        Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(l)         Dispositions or forgiveness of accounts receivable in the Ordinary Course of Business in connection with the collection or compromise thereof;

provided that (x) any Disposition of any property pursuant to this Section 6.05 (except pursuant to Section 6.05(e) and except for Dispositions by a Loan Party to Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition and (y) notwithstanding the foregoing provisions of this Section 6.05, in no event shall this Section 6.05 permit the Borrower or any Restricted Subsidiary to consummate any Disposition of, or otherwise transfer (whether through an in-kind Investment in or Restricted Payment to, or  a merger or consolidation with a Person that is not the Borrower or a Subsidiary Loan Party, or otherwise) any Material Intellectual Property (including any exclusive license thereto), or the Equity Interests of any Person that owns or is the exclusive licensee of any Material Intellectual Property, to any other Person other than the Borrower or a Subsidiary Loan Party, in each case, except as provided in Section 6.03(e).

Section 6.06    [Reserved].

Section 6.07    Restricted Payments.

(a)        The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)         each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii)        the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person so long as the Borrower complies with the Collateral and Guarantee Requirement; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(iii)       repurchases of Equity Interests in Holdings or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants;

(iv)       Restricted Payments to Holdings which Holdings shall use to redeem, acquire, retire, repurchase, or settle its Equity Interests (or any options or warrants or stock appreciation rights issued with respect to any of such Equity Interests) or to service Indebtedness incurred by Holdings to finance the redemption, acquisition, retirement, repurchase, or settlement of such Equity Interests (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire, or repurchase their Equity Interests or to service Indebtedness incurred to finance the redemption, retirement, acquisition, or repurchase of such Equity Interests) held by current or former officers, managers, consultants, directors, and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees, or distributees) of Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement, or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director, and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement, or any other employment agreements or equity holders’ agreement in an aggregate amount together with the aggregate amount of loans and advances to Holdings made pursuant to Section 6.04(k) in lieu of Restricted Payments permitted by this clause (iv) not to exceed an amount the U.S. Dollar Equivalent of which is equal to $500,000 in any fiscal year; provided that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries (or by Holdings and contributed to Borrower) after the Closing Date;

(v)        the Borrower and the Restricted Subsidiaries may make Restricted Payments in cash to Holdings:

(A)       the proceeds of which shall be used by Holdings (or any direct or indirect equity owner of Holdings) to pay Tax liability of Holdings to the relevant jurisdiction in respect of consolidated, combined, unitary, or affiliated returns, if any, attributable to the income of the Borrower and the Subsidiaries; provided that Restricted Payments made pursuant to this clause (a)(vii)(A) shall not exceed the Tax liability that the Borrower and/or the Subsidiaries (as applicable) would have incurred were such Taxes determined as if such entity(ies) were a stand-alone taxpayer or a stand-alone group; provided, further, that Restricted Payments under this clause (A) in respect of any Taxes attributable to the income of any Unrestricted Subsidiaries of the Borrower may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to the Borrower or the Restricted Subsidiaries; and provided,  further, that notwithstanding any other provision of this Section 6.07(v)(A), the Borrower and the Restricted Subsidiaries may make Restricted Payments in cash to Holdings to pay Tax liability of Holdings or its consolidated, combined, unitary, or affiliated group resulting, directly or indirectly, from the pledge of voting Equity Interests of any Foreign Subsidiary or from a Foreign Subsidiary being treated as an Included Foreign Subsidiary rather than an Excluded Tax Subsidiary for purposes of the Collateral and Guarantee Requirement;

(B)       the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) (1) its operating expenses incurred in the Ordinary Course of Business and other corporate overhead costs and expenses (including administrative, legal, accounting, board of director fees, and similar expenses payable to third parties) that are reasonable and customary and incurred in the Ordinary Course of Business, in an aggregate amount together with the aggregate amount of loans and advances to Holdings made pursuant to Section 6.04(k) in lieu of Restricted Payments permitted by this clause (a)(vii)(B) not to exceed an amount the U.S. Dollar Equivalent of which is equal to $2,500,000 in any fiscal year; plus any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of Holdings and the Restricted Subsidiaries and (2) amounts permitted to be paid pursuant to Section 6.08(iv);

(C)       the proceeds of which shall be used by Holdings to pay franchise Taxes and other fees, Taxes, and expenses required to maintain its corporate existence;

(D)       to finance any Investment permitted to be made pursuant to Section 6.04(b);

(E)       [Reserved];

(F)        [Reserved]; and

(G)       the proceeds of which shall be used to pay (or to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(vi)       [Reserved];

(vii)      Borrower and its Restricted Subsidiaries may make Restricted Payments not to exceed $250,000 so long as no Default or Event of Default shall have occurred and be continuing at the time such Restricted Payments are made;

(viii)     Borrower and its Restricted Subsidiaries may make cashless exchanges of unsecured notes and/or Subordinated Indebtedness meeting standards for Permitted Refinancing Indebtedness pursuant to Section 6.01(ii)(A);

(ix)       [Reserved];

(x)        [Reserved]; and

(xi)       redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby.

(b)        Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities, or other property) of or in respect of principal of or interest on any Subordinated Indebtedness or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination of any unsecured Indebtedness, Subordinated Indebtedness or Indebtedness secured by a lien junior to the Secured Obligations (collectively, the “Junior Indebtedness”), or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i)         regularly scheduled payments of interest (and in the case of the First Lien Obligations, regularly scheduled amortization payments of principal), as and when due, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(ii)        [Reserved];

(iii)       refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)       [Reserved];

(v)        [Reserved];

(vi)       payments of or in respect of any Junior Indebtedness made solely with Equity Interests in Holdings or any of its direct or indirect parent companies; and

(vii)      [Reserved].

(c)        Notwithstanding the foregoing provisions of this Section 6.07, in no event shall this Section 6.07 permit the Borrower or any Restricted Subsidiary to consummate any Disposition of, or otherwise transfer (whether through an in-kind Investment in or Restricted Payment to, or  a merger or consolidation with a Person that is not the Borrower or a Subsidiary Loan Party, or otherwise) any Material Intellectual Property (including any exclusive license thereto), or the Equity Interests of any Person that owns or is the exclusive licensee of any Material Intellectual Property, to any other Person other than the Borrower or a Subsidiary Loan Party, in each case, except as provided in Section 6.03(e).

Section 6.08   Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease, or otherwise transfer any property or assets to, or purchase, lease, or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions with the Borrower or any Restricted Subsidiary in the Ordinary Course of Business, (ii) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the payment of fees and expenses related to the Transactions, (iv) [Reserved], (v) issuances of Equity Interests of the Borrower to the extent otherwise permitted by this Agreement, (vi) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the Ordinary Course of Business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(l), (vii) payments by the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, to the extent payments are permitted by Section 6.07, (viii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, and employees of Holdings, the Borrower, and the Restricted Subsidiaries in the Ordinary Course of Business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Closing Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (x) Restricted Payments permitted under Section 6.07, (xi) customary payments by the Borrower and any Restricted Subsidiaries to the Sponsors made for any financial advisory, consulting, financing, underwriting, or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the disinterested members of the board of directors of Holdings in good faith, (xii) licenses of

Intellectual Property among Loan Parties, or (xiii) are set forth in the First Lien Priority Debt Documents (and any renewal or extension thereof).

Section 6.09    Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur, or permit to exist any agreement or other arrangement that prohibits, restricts, or imposes any condition upon (a) the ability of the Borrower or any Subsidiary Loan Party to create, incur, or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any Loan Party or any Restricted Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of any Restricted Subsidiary; provided that the foregoing clauses (a) and (b) shall not apply to any such restrictions applicable to the Borrower and Restricted Subsidiaries that (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 6.09) are listed on Schedule 6.09, and (y) any renewal or extension of a restriction permitted by clause (i)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (ii)(x) are binding on a Person at the time such Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary and (y) any renewal or extension of a restriction permitted by clause (ii)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 6.01, (iv) are customary restrictions that arise in connection with any Disposition permitted by Section 6.05 applicable pending such Disposition solely to the assets subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04, (vi) are imposed by Requirements of Law, (vii) are customary restrictions contained in leases, subleases, licenses, sublicenses, or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 6.01(a)(v) and (xviii) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any license, lease, or other agreement, (xi) are restrictions on cash (or Permitted Investments) or deposits imposed by customers under contracts entered into in the Ordinary Course of Business (or otherwise constituting Permitted Encumbrances on such cash or Permitted Investments or deposits),  (xii) are customary net worth provisions contained in real property leases or licenses of intellectual property entered into by the Borrower or any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its subsidiaries to meet their ongoing obligation, or (xiii) are set forth in the First Lien Priority Debt Documents (and any renewal or extension thereof).

Section 6.10    Amendment of Material Documents. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, amend, modify, waive, terminate, or release (a) its Organizational Documents, (i) in the case of the First Lien Credit Agreement and the other documentation governing the First Lien Obligations, if such amendment, modification, waiver, termination or release is not permitted pursuant to the terms of the Intercreditor Agreement, or (ii) in each other case, if the effect of such amendment, modification, waiver, termination, or release is materially adverse to the Lenders (as reasonably determined by the Administrative Agent).

Section 6.11    Financial Performance. Neither Holdings nor the Borrower will permit Consolidated EBITDA for each Test Period ending on or after March 31, 2020 to be less than $25,000,000 (the “Financial Performance Covenant”).

Section 6.12    Changes in Fiscal Periods. Holdings and the Borrower will not make any change in fiscal year; provided,  however, that Holdings may change the fiscal year of the Borrower and the Subsidiaries to match Holdings’ fiscal year.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01    Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a)        any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)        any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)        any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower, or any of the Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement, or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)        Holdings, the Borrower, or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition, or agreement contained in Section 5.02(a),  Section 5.04 (with respect to the existence of Holdings, the Borrower or such Restricted Subsidiaries), Section 5.10 or in Article VI;

(e)        Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition, or agreement contained in Sections 5.01(a),  (b),  (c), or (d) and such failure shall continue unremedied for a period of ten days after notice thereof from the Administrative Agent to the Borrower;

(f)        Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b), (d), or (e) of this Section or the Financial Performance

Covenant), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(g)        [Reserved];

(h)        any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption, or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (h) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer, or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event);

(i)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization, or other relief in respect of Holdings, the Borrower, or any Restricted Subsidiary or its debts or a material part of its assets, under any federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership, or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator, or similar official for Holdings, the Borrower, or any Restricted Subsidiary or for a material part of its assets and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)         Holdings, the Borrower or any Restricted Subsidiary that is not an Immaterial Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization, or other relief under any federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership, or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (i) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator, or similar official for Holdings, the Borrower or any Restricted Subsidiary that is not an Immaterial Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(k)        one or more enforceable judgments for the payment of money in an aggregate U.S. Dollar Equivalent amount in excess of $5,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against Holdings, the Borrower, and any of the Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of

Holdings, the Borrower, and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(l)         (i) an ERISA Event occurs, either alone or together with all other ERISA Events, that has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(m)       any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected (to the extent such Lien was required to be perfected by the Security Documents) Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, (iii) as to Collateral consisting of Intellectual Property, as a result of the expiration of such Intellectual Property at the end of its statutory term or the abandonment or lapse of such Intellectual Property as permitted under Section 5.04, or (iv) as a result of acts or omissions of the Administrative Agent, any Lender or their agents;

(n)        any material provision of any Loan Document or any Guarantee of the Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid, and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(o)        any Guarantees of the Obligations by any Loan Party pursuant to any Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(p)        [Reserved]; or

(q)        a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (i) or (j) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (i) or (j) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.02    [Reserved].

ARTICLE VIII

ADMINISTRATIVE AGENT

Section 8.01    Appointment and Authority.

(a)        Each of the Lenders hereby irrevocably appoints Guggenheim Credit Services, LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VIII are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)        Each of the Lenders hereby irrevocably appoints Guggenheim Credit Services, LLC to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents for purposes of acquiring, holding, and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent and any co-agents, subagents, and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents, and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.02     Rights as a Lender. Any Person serving as any Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor, or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03    Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder and under the other Loan Documents shall be administrative in nature. Without limiting the generality of the foregoing, the Agents or any of their Related Parties:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification, or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity;

(d)        shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment; provided that the Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower or a Lender; and

(e)        shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness, or genuineness of this Agreement, any other Loan Document or any other agreement, instrument, or document, or the creation, perfection, or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to an Agent, or (vii) compliance by any Lender or other Person with the limitations, restrictions, or prohibitions on assignments and participations contemplated by the definitions of “Eligible Assignee” and “Disqualified Lenders” and the related provisions of Section 9.04.

Section 8.04    Reliance by Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, Internet or intranet website posting, or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, the Applicable Agent may presume that such condition is satisfactory to such Lender unless the Applicable Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants, and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05     Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. When acting as a representative of the Secured Parties (including the Lenders), each Agent shall be released from any restrictions of self-dealing and shall be authorized to delegate its rights and powers hereunder by way of a substitution of such rights and powers, and each Agent and any such subagent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06    Resignation of Agents. The Administrative Agent may resign at any time upon 10 days’ notice to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Majority in Interest with respect to Loans shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a),  (b),  (i), or (j) has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Majority in Interest with respect to Loans and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications, and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority in Interest with respect to Loans appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

Section 8.07     Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender acknowledges that it has, independently and without reliance upon any Agent, or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents expressly required to be furnished hereunder, the Agent Parties shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects, or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of any Agent Party.

Section 8.08    [Reserved].

Section 8.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements, and advances of the Lenders and the Administrative

Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements, and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.12 and Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment, or composition affecting the Secured Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 8.10    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power, or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with the applicable Loan Document for the benefit of all the Lenders; provided,  however, that the foregoing shall not prohibit (a) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided,  further, that if, with respect to any Class of Loans, at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) with respect to such Class of Loans, the Majority in Interest of such Class shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b),  (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Majority in Interest with respect to such Class, enforce any rights and remedies available to it and as authorized by such Majority in Interest. Notwithstanding anything to the contrary set forth in this Article VIII, no Affiliated Lender acting in its capacity as a Lender may make or bring any claim against any Agent or any other Lender with respect to the duties and obligations of such Person under the Loan Documents (other than claims arising from the failure of any Agent or any Lender to make any payment to such Affiliated Lender required to be made by such Person pursuant to the terms hereof).

Each of the Lenders hereby agree that after the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in Section 7.01), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent, first, to the payment of all Secured Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such and, second, as set forth herein or such other Loan Documents as applicable.

Section 8.11   Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities, and expenses (including fees, charges, and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to such Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction, or discharge of all other Obligations under any Loan Document.

Section 8.12    Expenses; Indemnity.

(a)        Each Lender agrees to reimburse the Administrative Agent and each of its Related Parties, and each Lender agrees to reimburse the Collateral Agent and each of its Related Parties (in each case, to the extent not reimbursed by any Loan Party), promptly upon demand, severally and ratably, of any reasonable out-of-pocket costs and expenses (including fees, charges, and disbursements of financial, legal, and other advisors and taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by such Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver, or enforcement (whether through negotiations, through any workout, bankruptcy, restructuring, or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)        Each Lender further agrees to indemnify the Applicable Agent and each of its Related Parties (to the extent not reimbursed by any Loan Party), severally and ratably, from and against Liabilities (including taxes, interests, and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender but excluding any claims for annual administrative fees owing to the Administrative Agent) that may be imposed on, incurred by or asserted against such Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document, the Transactions or any other act, event, or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such Agent or any of its Related Parties under or with respect to any of the foregoing; provided,  however, that no Lender shall be liable to such Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Applicable Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)        To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify the Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or the Administrative Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by the Administrative Agent, including legal expenses, allocated internal costs, and out- of-pocket expenses. The Administrative Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which the Administrative Agent is entitled to indemnification from such Lender under this Section 8.12(c).

Section 8.13    [Reserved].

Section 8.14    Concerning the Collateral and the Security Documents.

(a)        Each Lender agrees that any action taken by the Applicable Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Applicable Agent or the Required Lenders (or, where so required, such greater proportion of the Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, and other Secured Parties. Without limiting the generality of the foregoing, (i) the Administrative Agent shall have the sole and exclusive right and authority to act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Security Documents and (ii) the Collateral Agent shall have the sole and exclusive right and authority (x) to execute and deliver each Security Document and accept delivery of each such agreement delivered by any Loan Party (y) and to act as collateral agent for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, that the Collateral Agent hereby appoints, authorizes, and directs each Lender to act as collateral sub-agent for the Collateral Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any deposit accounts maintained by a Loan Party with, and cash and cash equivalents held by, such Lender, (iv) manage, supervise, and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Security Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)        Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party (other than the Administrative Agent) shall have any right individually to realize upon any of the Collateral under the Collateral Agreement or to enforce any Guarantee under the Guarantee Agreement, it being understood and agreed that all powers, rights, and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other disposition.

Section 8.15    Collateral Matters Relating to Related Obligations.

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Agreements or Cash Management Obligation or that is otherwise owed to Persons other than the Agents and the Lenders (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the

Collateral Agent shall hold, and have the right and power to act with respect to, the Guarantee Agreement and the Collateral Agreement and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Collateral Agent is otherwise acting solely as agent for the Lenders and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure, or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts, and omissions relating in any manner to the Guarantee Agreement, the Collateral Agreement, the Collateral, or the omission, creation, perfection, priority, abandonment, or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Collateral Agent, and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents, and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien, or similar right except to the extent provided in Section 9.08 and then only to the extent such right is exercised in compliance with Section 2.18.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Notices.

(a)        Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i)         if to Holdings or any Loan Party, to the address, fax number, e-mail address, or telephone number specified for such Person on Schedule 9.01;

(ii)        if to the Administrative Agent or Collateral Agent, to the address, fax number, e-mail address, or telephone number specified for such Person on Schedule 9.01; and

(iii)       if to any other Lender, to it at its address (or fax number, telephone number, or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative

Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)        Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

(c)        Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent by the sender; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)        Change of Address, Etc. Each of Holdings, the Borrower, and the Agents may change its address, electronic mail address, fax, or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax, or telephone number for notices and other communications hereunder by notice to the Borrower and the Applicable Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number, and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)        Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices given by or on behalf of the Borrower and believed by such Person in good faith to be genuine even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent each applicable Lender, and the Related Parties from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice believed by such Person in good faith to be genuine given by or on behalf of the Borrower in the absence of gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

Section 9.02    Waivers; Amendments.

(a)        No failure or delay by the Administrative Agent or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, the Administrative Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)        Neither this Agreement, any Loan Document (other than any Fee Letter) nor any provision hereof or thereof may be waived, amended, or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment, or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby; provided,  further, that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c), (iii) postpone the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive, or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.18 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each of the Lenders of each adversely affected Class, (v) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby, (vi) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend, or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vii) release all or any material portion of the value of the Guarantees under any Guarantee Agreement (taking into account the value of the Borrower) (except as expressly provided in such Guarantee Agreement) without the written consent of each Lender, (viii) release (or subordinate the Liens of any Agent on) all or any material portion of the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in the Security Documents) (it being understood that any subordination of a Lien permitted hereunder shall not constitute a release of a Lien under this Section 9.02(b) and the granting of any pari passu Liens in connection with the incurrence of Indebtedness or the granting of Liens otherwise permitted hereunder from time to time (including pursuant to amendments) shall not constitute a release of Liens), (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class (including any amendments to any payment waterfall provisions), without the written consent of each Lender of each affected Class, or (x) amend or waive the rights of the Term Lenders to decline mandatory prepayments as provided in Section 2.11 or the rights of any Lenders of any Class, to decline mandatory prepayments of Term Loans of such Class, or any other provisions of any Loan Document with respect to the Collateral and Guarantee Requirement or the Collateral in a manner that by its terms adversely affects the rights of the Lenders holding Term Loans of any Class differently than those holding Loans of any other Class, without the written consent of a Majority in Interest of the Term Lenders of such Class, as applicable; provided,  further, that (A) no such agreement shall amend, modify, or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower, and the Administrative Agent to cure any ambiguity, omission, defect, or inconsistency jointly identified by the Borrower and the Administrative Agent as such so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (C) any amendment or waiver fees payable in connection with any waiver or amendment of the Loan Documents shall be distributed ratably among the Lenders who agree to such amendment or waiver in accordance with the percentage of the outstanding balance of the Term Loans held by such Lenders. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings, and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (b) any guarantees, collateral security documents, and related documents executed by Foreign Subsidiaries in connection with this Agreement (if any) may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects, or (iii) to cause such guarantees, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(c)        In connection with any proposed amendment, modification, waiver, or termination (a “Proposed Change”) (A) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv) or (ix) of paragraph (b) of this Section 9.02, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), or (B) with respect to which a Vector Triggering Event has occurred, then (x) in the case of subclause (A) of this Section 9.02(c), either the Administrative Agent or the Borrower (with the consent of Administrative Agent in its sole discretion) may, or (y) in the case of subclause (B) of this Section 9.02(c) (in which case, solely during a period of up to five (5) Business Days following the occurrence of such Vector Triggering Event), the Borrower (with the consent of Administrative Agent in its sole discretion) may, at the sole expense of the Borrower, upon notice to such Non-Consenting Lender or Vector, as the case may be, require such Non-Consenting Lender or Vector, as the case may be, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights, and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (provided that in the case of clause (c)(B) above, such Eligible Assignee shall not be a Person that was a Lender or an Affiliate of another Lender immediately prior to the effectiveness of such assignment); provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans, (b) such Non-Consenting Lender or Vector, as the case may be, shall have received payment of an amount equal to the outstanding par principal amount of its Loans, accrued interest thereon, accrued fees, and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (c) the Borrower shall pay to such Non-Consenting Lender or Vector, as the case may be, the Make-Whole Premium as if the outstanding Term Loans of such Non-Consenting Lender or Vector, as the case may be, were prepaid in their entirety on the date of the consummation of such assignment, and (d) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b); provided, further, that solely to the extent the Borrower (with the consent of Administrative Agent in its sole discretion) elects to replace Vector as set forth above in subclause (B) of this Section 9.02(c), the Administrative Agent may direct the Borrower in its sole discretion to prepay the Term Loans held by Vector pursuant to Section 2.11(e) in lieu of an assignment contemplated by subclause (B) of this Section 9.02(c).

(d)        Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, Term Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class, or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e)        [Reserved.]

(f)        Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under the United States Bankruptcy Code or any other Federal, state, or foreign bankruptcy, insolvency, receivership, or similar law shall be commenced by or against the Borrower or any other Loan Party (a “Loan Party Insolvency”) at a time when such Lender is an Affiliated Lender, such Affiliated Lender grants to Administrative Agent a power of attorney, giving Administrative Agent the right to vote each Affiliated Lender’s claims on all matters submitted to Lenders for consent in respect of such Loan Party Insolvency, and, with respect to each matter submitted to Lenders for approval, Administrative Agent shall vote such claims in the same manner as Lenders holding a majority of claims (excluding the claims of Affiliated Lenders) that voted on such matter; provided, that (1) Administrative Agent shall not be permitted to consent to, or refrain from, giving approval in respect of a plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code of such Borrower or such Guarantor, as applicable, that is the subject of the Loan Party Insolvency (such plan of reorganization being a “Plan of Reorganization”) if any Affiliated Lender would, as a consequence thereof, receive treatment under such Plan of Reorganization that, on a ratable basis, would be inferior to that of Lenders (other than such Affiliated Lenders) holding the same tranche of Loans as the affected Affiliated Lenders (such Lenders being, “Non-Restricted Persons”) and any such Plan of Reorganization shall require the consent of such Affiliated Lender, and (2) to the extent any Non-Restricted Person would receive superior treatment as part of any Plan of Reorganization, as compared to any Sponsor Investor, pursuant to any investment made, or other action taken, by such Non-Restricted Person in accordance with such Plan of Reorganization (but excluding the Loans), then such Affiliated Lender’s consent shall not be required, so long as such Affiliated Lender was afforded the opportunity to ratably participate in such investment or to take such action pursuant to the Plan of Reorganization. For the avoidance of doubt, Lenders and each Affiliated Lender (in its capacity as a Lender) agree and acknowledge that the provisions set forth in this subclause (f) and the related provisions set forth in each Assignment and Assumption, constitute, to the extent set forth in this subclause (f), a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under the Bankruptcy Code.

Section 9.03    Expenses; Indemnity; Damage Waiver.

(a)        The Borrower shall pay, if the Closing Date occurs, (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Agents and their respective Affiliates (without duplication), including the reasonable fees, charges, and disbursements of (x) Paul Hastings LLP, counsel to the Agents, and (y) to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary special counsel) and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel for all such affected parties taken as a whole, for the Agents, in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications, or waivers of the provisions thereof, (ii) [reserved] and (iii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Agents or any Lender, including the fees, charges and disbursements of counsel for the Agents and the Lenders, in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring, or negotiations in respect of such Loans; provided that such counsel shall be limited to one lead counsel and such local counsel (exclusive of any reasonably necessary special counsel) as may reasonably be deemed necessary by the Agents in each relevant jurisdiction and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel for all such affected parties taken as a whole.

(b)        The Borrower shall indemnify the Agents, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses (including reasonable and documented or invoiced out-of-pocket fees and expenses of any counsel for any Indemnitee), incurred by or asserted against any Indemnitee by any third party or by Holdings, the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Commitment Letter, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan, (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower, or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower, or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by Holdings, the Borrower, or any Subsidiary or any of their respective equity holders or creditors or any other Person and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs, or related expenses (x) resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee or its Related Parties (but in the case of advisors or representatives of an Indemnitee, only to the extent such advisor or representative was acting at the direction of such Indemnitee) (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (but in the case of advisors or representatives of an Indemnitee, only to the extent such advisor or representative was acting at the direction of such Indemnitee) (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) arise from disputes between or among Indemnitees that do not involve an act or omission by (1) Holdings, the Borrower, or any Restricted Subsidiary or (2) any of the Agents, in its capacity as such. Borrower shall not, without prior written consent of each Indemnitee affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee (y) does not include any statement as to or an admission of fault, culpability, or failure to act by or on behalf of such Indemnitee, and (z) requires no action on the part of the Indemnitee other than its consent.

(c)        To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, or such Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Term Loans and unused Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)        To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic, or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith, or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, or any Loan; provided that, notwithstanding the foregoing, nothing in the preceding sentence shall limit the indemnification obligations of the Borrower under Section 9.03(b) with respect to special, indirect, consequential, or punitive damages arising in a third party claim against an Indemnitee.

(e)        All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor; provided,  however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

Section 9.04    Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        (i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Term Lender to any Lender, an Affiliate of any Lender or an Approved Fund, (y) [reserved] or (z) if an Event of Default under Section 7.01(a),  (b),  (i), or (j) has occurred and is continuing; provided further that no assignee contemplated by the immediately preceding proviso shall be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable assignor would have been entitled to receive with respect to the assignment made to such assignee, unless (i) the assignment to such assignee is made with the Borrower’s prior written consent or (ii) such greater payment obligation results from a Change in Law that occurs after such assignment; and provided further that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, and (B) the Administrative Agent (such consent shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to (x) a Lender, an Affiliate of a Lender, or an Approved Fund or (y) an Affiliated Lender, the Borrower or any of the Subsidiaries. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.

(ii)        Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, (1) in the case of a Term Loan, $1,000,000 (and integral multiples thereof); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a),  (b),  (i), or (j) has occurred and is continuing and contemporaneous assignments by or two or more Approved Funds of any Lender or Eligible Assignee shall be aggregated for purposes of determining such minimum transfer amounts, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the

Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together (unless waived or reduced by the Administrative Agent) with a processing and recordation fee of $3,500; provided that (1) the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee, (2) if an assignment is made by a Lender to an Affiliate or an Approved Fund of such assigning Lender, then no such processing and recordation fee shall be due in connection with such assignment, (3) no such processing and recordation fee shall be due in connection with any assignment made by any Administrative Agent, and (4) if an assignment is made by a Lender to an assignee that is not an Affiliate or Approved Fund of such assigning Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one processing and recordation fee of $3,500 shall be due in connection with such assignment; provided further that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)       Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the Closing Date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Section 2.15,  Section 2.16,  Section 2.17, and Section 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv)       The Administrative Agent, acting solely for this purpose as a non- fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption and a Register in accordance with Section 2.09.

(v)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee (if any) referred to in paragraph (b) of this Section 9.04, and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)       The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)        (i) Any Lender may, at any time, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons other than a natural person, a Defaulting Lender, Holdings or any of its subsidiaries, or to any Affiliated Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) (and it is hereby agreed that any attempted sale of a participation to a natural person, a Defaulting Lender, Holdings or any of its subsidiaries, or to any Affiliated Lender shall be void ab initio); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) Holdings, the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification, or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15,  2.16, and 2.17 (subject to the obligations and limitations of such Sections, including Section 2.17(f) (it being understood that the documentation requirement under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the request and expense of the Borrower, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

(ii)        Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit, or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)        Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)        In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f)        Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to an Affiliated Lender on a non-pro rata basis with the prior written consent of the Administrative Agent, subject to the following limitations:

(i)         Affiliated Lenders will not (A) attend (including by telephone or electronic means) any meeting, calls, or discussions (or portion thereof) among Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, or (B) receive information provided solely to Lenders by the Administrative Agent or any Lender, or any communication by or among Administrative Agent and/or one or more of the Lenders or have access to the platform used to distribute information to the Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives, nor will any Affiliated Lender be entitled to challenge Administrative Agent’s or any Lender’s attorney-client privilege as a result of its status as a Lender;

(ii)        Notwithstanding anything in Section 9.04 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders (or all Lenders or affected Lenders) have (1) consented (or not consented) to any amendment, modification, waiver, or consent with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (2) otherwise acted on any matter related to any Loan Document, or (3) directed or required Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the Loans of such Affiliated Lender shall not be included in the calculation of Required Lenders (or if such non-voting designation is unenforceable for any reason, such Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders); provided, that each such Affiliated Lender shall be entitled to receive its pro rata share of any payment to which Lenders or consenting Lenders are entitled pursuant to any amendment, modification, waiver, or consent or other such similar action regardless of whether such Affiliated Lender was entitled to vote with respect thereto; provided further, that except in any situation provided for in Section 9.02(f), each Affiliated Lender shall be entitled to vote on (1) any amendment, modification, waiver, consent, or other action with respect to any Loan Document that deprives such Affiliated Lender of its pro rata share of any payments to which such Affiliated Lender is entitled under the Loan Documents, and (2) any amendment pursuant to Section 9.02(b)(iii) or which disproportionately affects such Affiliated Lender; and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to Administrative Agent any instrument reasonably requested by Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 9.04(f); provided, that if the Affiliated Lender fails to promptly execute such instrument, such failure shall in no way prejudice any of Administrative Agent’s rights under this paragraph, and (y) Administrative Agent is hereby appointed (such appointment being coupled with an interest) by the Affiliated Lender as the Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of the Affiliated Lender and in the name of the Affiliated Lender, from time to time in Administrative Agent’s reasonable discretion to take any action and to execute any instrument that Administrative Agent may deem reasonably necessary to carry out the provisions of Section 9.04(f));

(iii)       all parties to the relevant repurchases shall render customary “big-boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption, and such Affiliated Lender shall represent and warrant that it meets the requirements set forth in the definition of Affiliated Lender as of the effective date of such assignment;

(iv)       (x) the aggregate principal amount of Term Loans of any Class held at any one time by Affiliated Lenders (including Affiliated Debt Funds) may not exceed 20% of the original outstanding principal amount of all Term Loans of such Class; (y) the number of Affiliated Lenders (including Affiliated Debt Funds), in the aggregate, holding Term Loans shall not exceed 20% of the aggregate number of Lenders at any time; and if either or both of the foregoing limitations set forth in clauses (x) and (y) above are not satisfied at any time, then the assignment of any such excess amount shall be void ab initio.

(v)        Each Lender participating in any assignment to Affiliated Lenders pursuant to this clause (f), acknowledges and agrees that in connection with such assignment, (1) the Affiliated Lenders then may have, and later may come into possession of, Excluded Information, (2) such Lender has independently, and without reliance on the Affiliated Lenders, the Administrative Agent, or any other Agent Party, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Affiliated Lenders or any of their Subsidiaries, Holdings, the Borrower, or their respective Subsidiaries, the Administrative Agent or any other Agent Party, as the case may be, shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lenders, the Administrative Agent and any other Agent Parties, as the case may be, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) that the Excluded Information may not be available to the Administrative Agent or the other Lenders;

(vi)       [Reserved];

(vii)      any Term Loans acquired by any Affiliated Lender (other than an Affiliated Debt Fund or Holdings, Borrower, or any Restricted Subsidiary) may (but shall not be required to) be contributed to Holdings, the Borrower, or any of their subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Term Loans shall be retired and cancelled immediately upon such contribution) and any Term Loans acquired by Holdings, Borrower, or any Restricted Subsidiary shall be immediately contributed to Borrower (if necessary) and shall be immediately retired and cancelled upon such acquisition (and, if necessary, contribution); provided that, in each case, upon such cancellation of Indebtedness, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment pursuant to Section 2.10(a) shall be reduced in direct order of maturity by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled. For the avoidance of any doubt, no assignment pursuant to this Section 9.04(f) shall be to a natural person.

Section 9.05    Survival. All covenants, agreements, representations, and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.15,  Section 2.16,  Section 2.17,  Section 9.03, and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06   Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Agents and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07   Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the validity, legality, and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender irrespective of whether or not such Lender shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and their respective Affiliates may have. Notwithstanding the foregoing, no amounts setoff from any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party.

Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process.

(a)        This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b)        Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c)        Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12    Confidentiality.

(a)        Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, trustees, and agents, including accountants, legal counsel, administration, and settlement service providers and other agents, experts, and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting at the direction of the Administrative Agent or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding; provided further that in no event shall any Lender or any Agent be obligated or required to return any materials furnished by Holdings, the Borrower or any of their subsidiaries, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (vi) if required by any rating agency (provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information), (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12, (y) becomes available to any Agent any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings or the Borrower or (z) is independently developed by the Agents or the Lenders or (viii) to the extent the Borrower consents to such disclosure in writing. For the purposes hereof, “Information” means (a) the existence and contents of the Commitment Letter and (b) all information received from

Holdings, the Borrower or the Sponsor relating to Holdings, the Borrower, any other Subsidiary, or their business, other than any such information that is available to the Agents or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower, or any Subsidiary; provided that, in the case of information received from Holdings, the Borrower, or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)        EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)        ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NONPUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES, AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13   PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify, and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.

Section 9.14    Release of Liens and Guarantees.

(a)        A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by any Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger with a

Subsidiary that is not a Loan Party); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower, or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral in accordance with Section 9.02(b), the security interest in such Collateral created by the Security Documents shall be automatically released. Upon the release of any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by such Subsidiary Loan Party created by the Security Documents shall be automatically released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such Subsidiary shall automatically be released. Upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(b)        The Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate the Collateral Agent’s Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv).

(c)        Each of the Lenders irrevocably authorizes the Collateral Agent to provide any release, termination or subordination or evidence of release, termination, or subordination contemplated by this Section 9.14 or, with respect to Foreign Subsidiaries, by the definition of “Collateral and Guarantee Requirement”. Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release, terminate, or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.14.

(d)        The Lenders irrevocably authorize the Agents, and the Agents agree, to enter into any applicable intercreditor agreements in connection with any other Indebtedness permitted under Section 6.01.

Section 9.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings, and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents and the Lenders, is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent, or fiduciary for the Borrower, Holdings, any of their respective Affiliates, or any other Person and (B) none of the Agents and the Lenders has any obligation to the Borrower, Holdings, or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings, and their respective Affiliates, and none of the Agents and the Lenders has any obligation to disclose any of such interests to the Borrower, Holdings, or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against any Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.16     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

Section 9.17    Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other Obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

Section 9.18    Lender Consents. Notwithstanding anything to the contrary in the Credit Agreement, each Agent and each Lender hereby consents to (A) the actions that are reasonably necessary with respect to the winding up and liquidation of CPI Card Group - Europe Limited, CPI Card Group - Petersfield Limited, and CPI Card Group - Liverpool Limited are hereby approved and (B) a change in the Borrower’s legal name to CPI CG Inc., subject to its compliance with the notice and perfection requirements set forth in the Loan Documents.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CPI CARD GROUP INC.,
as Holdings

Name:	/s/ John Lowe
Name:	John Lowe
Title:	Chief Financial Officer

CPI ACQUISITION, INC.
as Borrower

Name:	/s/ John Lowe
Name:	John Lowe
Title:	Vice President

VECTOR CAPITAL CREDIT OPPORTUNITY MASTER FUND, L.P.

By:	/s/ James Murray
Name:	James Murray
Title:	Authorized Signatory

GUGGENHEIM CREDIT SERVICES, LLC,
as Administrative Agent and Collateral Agent,

Name:	/s/ John F. Mulreaney
Title:	Attorney in Fact

GUGGENHEIM LENDERS LISTED ON SCHEDULE I ATTACHD HERETO (excluding Private Debt Investors Feeder, LLC), severally and not jointly, acting by and through Guggenheim Partners Investment Management, LLC, as investment manager and not in its individual capacity

By:	/s/ Kevin M. Robinson
Name:	Kevin M. Robinson
Title:	Attorney-in-Fact

PRIVATE DEBT INVESTORS FEEDER, LLC
By: Guggenheim Corporate Funding, LLC, its Manager

By:	/s/ Kevin M. Robinson
Name:	Kevin M. Robinson
Title:	Attorney-in-Fact